Exhibit 2.1

STOCK PURCHASE AGREEMENT by and among EMTEC GLOBAL SERVICES, LLC, AVEEVA, INC., eBUSINESS APPLICATION SOLUTIONS, INC. and JESSICA CHOPRA

Dated August 13, 2008

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TABLE OF CONTENTS
(CONTINUED)

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TABLE OF CONTENTS
(CONTINUED)

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INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Earn-Out
Exhibit B	Form of Chopra Employment Agreement
Exhibit C	Form of Key Staff Employment Agreement
Exhibit D	Form of Bonus Letter Agreement
Exhibit E	Form of Bonus Plan
Exhibit F	Form of Legal Opinion of Counsel to the Companies
Exhibit G	Form of Stockholder Release
Exhibit H	Intellectual Property Rights Assignment
Exhibit I	Form of Lease Amendment for Aveeva
Exhibit J	Form of Lease Amendment for eBAS
Exhibit K	Resolutions Amending the Aveeva and eBAS Bylaws
Exhibit L	Letter to John Howlett from Ajay Chopra
Exhibit M	Certificate of Closing Amounts

DEFINED TERMS

Page
Accountants	27
Accounting Principles	40
Acquisition	1
Acquisition Engagement	40
Affiliate	41
Allocations	32
Ancillary Agreements	8
Arbiter	41
Assignment Agreement	5
Aveeva, Inc.	1
Balance Sheet Date	9
Balance Sheets	9

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Benefit Plan	41
Big 4	41
Bonus Employee
business day	41
Buyer	1
Cap Amount	35
Capital Stock	1
Certificate of Closing Amounts	2
Chopra Employment Agreement	4
Closing	4
Closing Balance Sheet	2
Closing Cash Consideration	1
Closing Date	4
Closing Net Assets
Closing Purchase Price	3
Closing Statement	2
Code	14
Companies	1
Company	1
Company Pre-Closing Returns	30
Competitive Activities	28
Confidential Information	28
Debt	41
Deductible	35
Disclosure Letter	42
Earn-Out	1
eBAS	1
eBAS Capital Stock	1
Election	33
Employment Agreements	4
Encumbrances	6
Environmental Laws	16
Environmental Permits	16
ERISA Affiliate	42
Estimated Closing Date Balance Sheet	42
Estimated Debt	42
Estimated Net Working Capital	42
Exchange Act	43
Final Award	27
Final Determination	42
Final Purchase Price	3
Financial Statements	9
GAAP	42
Governmental Entity	42
Hazardous Materials	16
HIPAA	23

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Indemnitee	36
Indemnitor	36
Initial Cash Consideration	1
INS	19
Intellectual Property	20
Interest Rate	3
Interim Period	43
IRS	22
Key Staff	43
Key Staff Employment Agreements	4
knowledge	43
Leases	17
Losses	43
Management	16
Material Adverse Effect	43
Net Working Capital	43
Options	6
Pension Plan	22
Permitted Encumbrances	17
Person	43
Policy	19
Pre-Closing Tax Period	44
Pre-Closing Taxes	44
Purchase Price	1
Real Properties	17
Related Party	44
Released	16
Retained Liabilities	44
S Corporation Status	33
S Short Year Returns	31
SMRH	40
Stockholder	1
Straddle Period	31
Straddle Period Returns	31
Subsidiary	44
Subsidiary Securities	7
Survival Period	34
Target Net Assets	44
Tax	14
Tax Returns	14
Taxes	14
Transaction Expenses	44
Transfer Taxes	33
Undisclosed Liability	9
Work Authorization	19

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is made and entered into as of August 13, 2008, by and among Emtec Global Services, LLC, a Delaware limited liability company (“Buyer”), Aveeva, Inc., a Delaware corporation (“Aveeva”), eBusiness Application Solutions, Inc., a New Jersey corporation (“eBAS,” and together with Aveeva, Inc., the “Companies,” and each a “Company”) and Jessica Chopra (the “Stockholder”).

RECITALS

A. Aveeva has issued and outstanding 100 shares of common stock, no par value per share (the “Aveeva Capital Stock”) and no other equity securities. As of the date hereof, all of the Capital Stock is owned beneficially and of record by the Stockholder.

B. eBAS has issued and outstanding 1,000 shares of common stock, no par value per share (the “eBAS Capital Stock,” together with the Aveeva Capital Stock, the “Capital Stock”) and no other equity securities. As of the date hereof, all of the eBAS Capital Stock is owned beneficially and of record by the Stockholder.

C. Buyer desires to purchase and the Stockholder desires to sell all of the shares of the Capital Stock (the “Acquisition”) on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
THE TRANSACTION

1.1.  Purchase of Capital Stock. At the Closing referred to in Section 2.1 below, the Stockholder will sell and assign to Buyer, and Buyer will purchase from the Stockholder, all of the shares of Capital Stock, free and clear of all Encumbrances.

1.2.  Purchase Price Payment.

(a)  Purchase Price. The aggregate purchase price for all of the Capital Stock purchased by Buyer pursuant to Section 1.1 (the “Purchase Price”) shall consist of (i) cash in an aggregate amount equal to $7,313,500 (the “Initial Cash Consideration”), minus, if any, the amount by which cash and cash equivalents of the Companies at Closing are less than $63,000, minus the amount, if any, by which the Target Net Working Capital (reduced by the amount, if any, by which the Initial Cash Consideration is reduced as a result of a shortfall in cash and cash equivalents to avoid double counting) exceeds the Estimated Closing Net Working Capital, plus the amount, if any, by which the Estimated Closing Net Working Capital exceeds the Target Net Working Capital, minus the amount of Estimated Debt (the Initial Cash Consideration as adjusted as described herein, the “Closing Cash Consideration”) and (ii) the potential right to receive additional cash consideration in accordance with the terms and conditions of Exhibit A attached hereto (the “Earn-Out”).

(b)  At least three (3) Business Days prior to the Closing Date, each of the Companies shall have prepared and delivered to Buyer (i) a certificate (the “Certificate of Closing Amounts”) certifying to the amount of the Transaction Expenses, specifying the amounts owing to each creditor with respect thereto (together with payment instructions therefor); and (ii) the Estimated Closing Date Balance Sheet, together with their good faith computation of the Estimated Net Working Capital and Estimated Debt and all work papers and back-up materials relating thereto.

(c)  Closing Payments and Deliveries. At the Closing, Buyer shall: (i) pay to the appropriate creditors of the Companies the Debt, as specified in payoff letters provided to Buyer, which payoff letters shall indicate the amount necessary to repay such creditors in full and that such creditors have agreed to release all Encumbrances in respect of such Debt upon receipt of the amounts indicated in such payoff letters; (ii) pay to the appropriate parties the Transaction Expenses, as specified in the Certificate of Closing Amounts and (iii) pay to the Stockholder an amount of cash equal to the Closing Cash Consideration less the amount of the Transaction Expenses, by wire transfer of immediately available funds to the account that has been designated by the Stockholder at least three (3) days prior to the Closing; provided however, that in the event that the Estimated Net Working Capital exceeds the Target Net Working Capital, Buyer shall not be obligated to pay the amount of such excess at the Closing. In connection with the Closing, the Stockholder and the Companies hereby instruct Buyer (i) to make the payments referenced in such payoff letters on the Closing Date to discharge the Debt covered thereby and (ii) to pay the Transaction Expenses in the amounts and to the parties specified in the Certificate of Closing Amounts.

(d)  Closing Balance Sheet; Closing Net Working Capital; Debt. As promptly as possible following the Closing Date, but in no event later than 75 after the Closing Date, Buyer shall prepare and deliver to the Stockholder a statement (the “Closing Statement”) consisting of (i) a combined consolidated balance sheet of the Companies as of 11:59 pm EDT on the business day immediately prior to the Closing Date (the “Closing Balance Sheet”); and (ii) the Closing Net Working Capital and Debt, based on the Closing Balance Sheet, together with all work papers and back-up materials relating thereto. The Closing Balance Sheet shall be prepared in accordance with the Accounting Principles. The Stockholder agrees to provide, or cause to be provided, to Buyer any materials or information in its possession requested by Buyer as necessary for the preparation of the Closing Balance Sheet and the computation of Closing Net Working Capital and Debt.

(e)  Review by Stockholder. The Stockholder shall have a period of forty-five (45) days following delivery of the Closing Statement to review, at her expense, the Closing Balance Sheet and the computations of the Closing Net Working Capital and the Debt. Within such forty-five (45) day period, the Stockholder shall notify Buyer in writing when the Stockholder has completed her review and whether or not the Stockholder agrees with the Closing Balance Sheet and the computations of the Closing Net Working Capital and the Debt and if she does not agree, the amount of any disputed items. Any objection to the Closing Balance Sheet or to the computations of the Closing Net Working Capital or Debt may only be made to the extent such balance sheet or computation has not been prepared in accordance with the Accounting Principles, is based upon inaccurate or incomplete financial information or contains computational errors. If the Stockholder does not give Buyer notice of the Stockholder’s objection within such thirty (30) day period, the Closing Balance Sheet and the computations of Closing Net Working Capital and Debt shall become final and the Stockholder shall have no further right to disagree therewith, and the payment of the Closing Net Working Capital adjustment and Debt adjustment pursuant to Section 2.1(g) shall be made. Buyer agrees to provide, or cause to be provided, to the Stockholder any materials or information in Buyer’s possession or the possession of Buyer’s accountants (upon execution of such accountants’ standard waiver letter) requested by the Stockholder relating to the preparation of the Closing Balance Sheet and the computations of the Closing Net Working Capital and Debt. If more than two business days pass between the Stockholder’s request for any such materials or information and that date on which they are received by the Stockholder, the forty-five (45) day period established above will be extended by the number of days between the request by the Stockholder and the Stockholder’s receipt of the materials and information.

(f)  Independent Review. In the event the Stockholder and Buyer do not agree upon the Closing Balance Sheet or the computations of the Closing Net Working Capital and Debt within ten (10) business days after delivery by the Stockholder of a notice of disagreement pursuant to Section 1.2(e), the Stockholder and Buyer shall submit to the Arbiter such Closing Balance Sheet and computations of the Closing Working Capital and Debt, and any other documents or information that the Arbiter deems pertinent to make a final and binding determination of any issues as to which the parties are in disagreement. The Arbiter shall advise the parties of its decision relative to the controversy within thirty (30) days after its receipt of the applicable statements and other documents or information that it has requested. Such firm shall be acting as an arbitrator and not as an auditor and shall decide only those issues as to which the parties are not in agreement on the grounds that the Closing Balance Sheet or the relevant computations of Closing Net Working Capital and Debt delivered by the Buyer pursuant to Section 1.2(d) was not prepared in accordance with the Accounting Principles, is based upon inaccurate or incomplete financial information or contains computational errors. The fees and disbursements of the Arbiter shall be allocated between Buyer, on the one hand, and the Stockholder, on the other, so that the Stockholder’s share of such fees and disbursements shall be in the same proportion that the aggregate amount that was unsuccessfully disputed by the Stockholder (as finally determined by the Arbiter) bears to the total amount of such disputed amounts so submitted by the Stockholder to the Arbiter, and Buyer’s share shall be the balance of such fees and disbursements.

(g)  Closing Net Working Capital and Debt Adjustment. Within five (5) business days after the final determination of the Closing Net Working Capital and Debt as provided for in Sections 1.2(e) or (f), as the case may be (provided that any undisputed amount shall be paid within five (5) business days of the Stockholder’s notice of objection pursuant to Section 1.2(e)), (i) if the Purchase Price as calculated pursuant to the formula set forth in Section 1.2(a) substituting such Closing Net Working Capital and Debt for Estimated Net Working Capital and Estimated Debt (the “Final Purchase Price”) is less than the Purchase Price determined at Closing using Estimated Net Working Capital and Estimated Debt (the “Closing Purchase Price“), the Stockholder shall pay to Buyer an amount in cash equal to the difference less the amount, if any, that Estimated Net Working Capital exceeded Target Net Working Capital and such amount was not paid at Closing; provided however, if such calculation results in a negative number, Buyer shall pay such amount to the Stockholder, or (ii) if the Final Purchase Price is greater than the Closing Purchase Price, the Buyer shall pay or cause to be paid to the Stockholder to an account designated in writing by the Stockholder, an amount of cash equal to the difference plus the amount, if any, that Estimated Net Working Capital exceeded Target Working Capital and such amount was not paid at Closing. Interest shall accrue thereon from the date of Closing to the date of payment thereof, at an interest rate equal to the “Prime Rate” as published by the Wall Street Journal on the Closing Date plus one percent (1%) (the “Interest Rate”).

ARTICLE II
CLOSING

2.1.  Closing Date. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Dechert LLP in Philadelphia, Pennsylvania at 10:00 a.m. EDT on the date hereof, or at such other place, time or date as Buyer and the Stockholder may agree in writing (such time and date being referred to herein as the “Closing Date”). For financial accounting purposes, to the extent permitted by law, the Closing shall be deemed to have become effective as of 12:01 a.m. EDT on the Closing Date.

2.2.  Closing Deliveries.

(a)  Deliveries by Buyer to the Stockholder. At the Closing, Buyer shall deliver or cause to be delivered the following to the Stockholder:

(i)  the Closing Cash Consideration;

(ii)  the employment agreement between the Companies and the Stockholder in the form attached hereto as Exhibit B (the “Chopra Employment Agreement”) executed by the Companies;

(iii)  the employment agreements between the Companies and the Key Staff in the forms attached hereto as Exhibit C (the “Key Staff Employment Agreements”) executed by the applicable Company;

(iv)  the bonus letter agreements between the Companies and the Bonus Recipients in the forms attached hereto as Exhibit D (the “Bonus Letter Agreements,”) and collectively with the Chopra Employment Agreement and the Key Staff Employment Agreements, the “Employment Agreements”), executed by the applicable Company; and

(v)   the bonus plan attached hereto as Exhibit E (the “Bonus Plan”).

(b)  Deliveries by the Stockholder. At the Closing, the Stockholder shall deliver or cause to be delivered the following to Buyer:

(i)  stock certificates representing (a) all of the shares of Capital Stock and (b) the Stockholder’s share of Aviance Software, Inc., each duly endorsed for transfer or accompanied by duly executed stock transfer powers, free and clear of all Encumbrances;

(ii)  the Certificate of Closing Amounts;

(iii)  a legal opinion addressed to Buyer in substantially the form set forth on Exhibit F attached hereto;

(iv)  a certificate of the Secretary for each of the Companies certifying the certificate of incorporation and bylaws of such Company and incumbency of certain officers of such Company and setting forth a copy of the resolutions adopted by such Company’s Board of Directors authorizing and approving this Agreement and the consummation of the transactions contemplated hereby;

(v)  a certificate reasonably acceptable to Buyer prepared in accordance with Treasury regulations section 1.1445-2 certifying that the Stockholder is not a foreign person;

(vi)  a certificate of good standing for (i) each of the Companies from the State of California, (ii) Aveeva from the State of Delaware and (iii) eBAS from the State of New Jersey, each dated within five business days of the date hereof;

(vii)  a waiver and release of any and all claims against each of the Companies from the Stockholder in the form set forth on Exhibit G attached hereto;

(viii)  evidence that any and all stockholders’ agreements among stockholders of each of the Companies and any other agreements between Related Parties and the Companies have been terminated;

(ix)  a “payoff letter” from each of the applicable Companies’ lenders;

(x)  duly executed Forms 8023 with respect to each of the Companies;

(xi)   the Chopra Employment Agreement, executed by the Stockholder;

(xii)   the Key Staff Employment Agreements, executed by the applicable Key Staff;

(xiii)   the Bonus Letter Agreements, executed by the applicable Bonus Recipient;

(xiv)   the written resignations of each officer or director of each of the Companies as to which such resignation has been requested by Buyer;

(xv)   the intellectual property assignment agreement between the Companies, the Stockholder and the Buyer in the form attached hereto as Exhibit H (the “Assignment Agreement”) executed by the Stockholder;

(xvi)   the lease amendments attached hereto as Exhibit I and Exhibit J;

(xvii)   resolutions amending the Aveeva and eBAS bylaws attached hereto as Exhibit K, executed by the Stockholder;

(xviii)   the letter to John Howlett from Ajay Chopra attached hereto as Exhibit L, executed by Ajay Chopra; and

(xix)   the consents from third parties set forth in Section 2.2 of the Disclosure Letter in forms reasonably acceptable to Buyer.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDER

Each of the Companies and the Stockholder hereby, jointly and severally, represents and warrants to Buyer that on the date hereof and as of the Closing Date as though made on the Closing Date, as follows:

3.1.  Organization. Each of the Companies is each duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own or lease its properties and assets as now owned or leased and to carry on its business as and where now being conducted. Copies of each of the Companies’ articles or certificate of incorporation, bylaws, and other constituent documents, as amended to date, have been delivered to Buyer, and are correct and complete and in full force and effect.

3.2.  Capitalization and Ownership.

(a)  The authorized and outstanding capital stock of each of the Companies is set forth in Section 3.2 of the Disclosure Letter. All of the Capital Stock is owned of record and beneficially by the Stockholder, free and clear of all liens, security interests, pledges, equities, proxies, claims, charges, adverse claims, mortgages, rights of first refusal, preemptive rights, restrictions, encumbrances, easements, covenants, conditions, licenses, options or title defects of any kind whatsoever (“Encumbrances”).

(b)  Neither of the Companies has issued options (the “Options”) to purchase shares of its capital stock.

(c)  Except as set forth in Section 3.2 of the Disclosure Letter, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of either of the Companies; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of either of the Companies; (iii) contract under which either of the Companies is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of either of the Companies.

(d)  The Capital Stock represents all of the issued and outstanding equity securities of the Companies, and all of the outstanding Capital Stock is duly authorized, validly issued, fully paid, and non-assessable, was not issued in violation of the terms of any agreement or other understanding binding upon the Stockholder or either of the Companies, and was issued in compliance with all applicable federal and state securities or “blue-sky” laws and regulations.

(e)  The consummation of the transactions contemplated hereby will not cause any Encumbrances to be created or suffered on the Capital Stock, other than Encumbrances created or suffered by Buyer.

3.3.  Subsidiaries.

(a)  Each Subsidiary of the Companies is an entity duly organized, validly existing and, with respect to jurisdictions that recognize the concept of “good standing,” in good standing under the laws of the jurisdiction of its organization and has all organizational powers to carry on its business as now conducted. Each Subsidiary is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to be material. All Subsidiaries of the Companies and their respective jurisdictions of organization are identified on Section 3.3 of the Disclosure Letter. There are no other Subsidiaries of either of the Companies except as identified on Section 3.3 of the Disclosure Letter.

(b)  All of the outstanding ownership interests in each Subsidiary of the Companies as set forth on Section 3.3 of the Disclosure Letter, are owned, directly or indirectly, by the Company free and clear of any Encumbrance. There are no outstanding (i) securities of either of the Companies convertible into or exchangeable for ownership interests in any Subsidiary of either of the Companies or (ii) options or other rights to acquire from either of the Companies or other obligation of either of the Companies to issue, any ownership interests in any Subsidiary of either of the Companies or securities convertible into or exchangeable for ownership interests in any such Subsidiary (the items in clauses 3.3(b)(i) and 3.3(b)(ii) being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of either of the Companies to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

(c)  Section 3.3(c) of the Disclosure Letter sets forth each Person, other than a Subsidiary, in which either of the Companies, directly or through one or more Subsidiaries, owns an equity interest (the “Minority Interests”). All of the Minority Interests as set forth on Section 3.3(c) of the Disclosure Letter are owned, directly or through one or more Subsidiaries, by the applicable Company free and clear of any Encumbrances.

3.4.  Qualification; Location of Business and Assets. Each of the Companies is duly qualified and in good standing and duly authorized to do business in the jurisdictions set forth in Section 3.4 of the Disclosure Letter, which jurisdictions are the only jurisdictions wherein the character of the properties owned or leased or the nature of activities conducted by it make such qualification necessary. Set forth in Section 3.4 of the Disclosure Letter is each location (specifying state, county and city) where each of the Companies (a) has a place of business, (b) owns or leases real property and (c) owns or leases any other property, including inventory, equipment or furniture.

3.5.  Authority. Each of the Companies has all requisite power and authority to enter into this Agreement and the other agreements required pursuant to this Agreement to which it is a party (the “Ancillary Agreements”) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Ancillary Agreements to which either of the Companies is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of the Companies, and no further action is required on the part of either of the Companies to authorize the Agreement and any Ancillary Agreements to which they are a party and the transactions contemplated hereby and thereby. This Agreement has been unanimously approved by the Board of Directors of each of the Companies. This Agreement has been, and each of the Ancillary Agreements to which either of the Companies is a party will be on the Closing Date, duly executed and delivered by the applicable Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, will constitute the valid and binding obligations of each of the Companies, subject to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws relating to or affecting creditors’ rights and subject to general principles of equity, including the principles applicable to fiduciaries, regardless of whether such enforceability is considered in a proceeding in equity or at law.

3.6.  No Violation of Laws or Agreements.

(a)  Each of the Companies has full legal right, power and authority to enter into this Agreement and the Ancillary Agreements and to perform its respective obligations hereunder and thereunder without the need for the consent of any other person or entity. The execution and delivery of this Agreement and the Ancillary Agreements do not, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and the compliance with the terms, conditions and provisions of this Agreement and the Ancillary Agreements by each of the Companies, will not (i) contravene any provision of either of the Companies’ or any of their Subsidiaries’ articles or certificate of incorporation, bylaws or other constituent documents; (ii) conflict with or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any indenture, mortgage, loan or credit agreement or any other agreement or instrument to which either of the Companies or any of their Subsidiaries is a party or by which either of the Companies, any of their Subsidiaries or any of their assets may be bound or affected, or any judgment or order of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, or any applicable law, rule or regulation; (iii) result in the creation or imposition of any Encumbrance of any nature whatsoever upon any of either of the Companies’ or any of their Subsidiaries’ assets or the Capital Stock or give to others any interests or rights therein; (iv) result in the maturation or acceleration of any liability or obligation of either of the Companies or any of their Subsidiaries (or give others the right to cause such a maturation or acceleration); or (v) result in the termination of or loss of any right (or give others the right to cause such a termination or loss) under any agreement or contract to which either of the Companies or any of their Subsidiaries is a party or by which they may be bound.

(b)   Except as set forth on Section 3.6(b) of the Disclosure Letter, each of the Companies is and has been in compliance in all material respects with all immigration related laws and regulations including but not limited to (i) the Immigration and Nationality Act (INA) §§274A, 274B, or 274C, and implementing regulations including but not limited to 8 C.F.R § 274a, pertaining to, among other things, the employment of any person with knowledge that the individual is an unauthorized alien, failure to maintain the Form I-9 (Employment Eligibility Verification), violation of laws prohibiting immigration-related employment discrimination and violations for document fraud and falsely made documents; (ii) INA §214 and implementing regulations including but not limited to 8 C.F.R. §214, 20 C.F.R. Subparts H and I, §§655.700-655.855, pertaining to, among other things, employment of foreign nationals in non-immigrant status including but not limited to H-1B and L-1 workers, requirements for admission, extension and maintenance of status of nonimmigrant workers, H-1B labor condition application requirements including but not limited to requirements regarding wages, working conditions, benefits, placement of H-1B non-immigrants at third-party sites and at places outside of area of intended employment listed on LCA, public examination files and retention of records as well as any H-1B dependant employer requirements including but not limited to non-displacement, recruitment and documentation requirements; and (iii) INA §212(a)(5)(A) and implementing regulations including but not limited to 20 C.F.R. Part 656, §§ 656.1-656.40, pertaining to, among other things, labor certification application filings, procedures, recruitment, representations, conditions of employment and prevailing wages (collectively, the “Immigration Laws”).

3.7.  Financial Statements. The books of account and related records of each of the Companies fairly reflect in reasonable detail its consolidated assets, liabilities and transactions in accordance with the Accounting Principles applied on a consistent basis. The Stockholder and the Companies have delivered to Buyer the following financial statements (the “Financial Statements”):

(i)  consolidated statements of income, retained earnings and cash flows of each of the Companies for the fiscal years ended December 31, 2006 and December 31, 2007, and consolidated balance sheets of each of the Companies as at each of such dates.

The Financial Statements: (a) are correct and complete and in accordance with the books and records of each of the Companies; (b) fairly present the financial condition, assets and liabilities of each of the Companies as at their respective dates and the results of operations and cash flows for the periods covered thereby; and (c) have been prepared in accordance with the Accounting Principles applied on a consistent basis during the periods involved. All references in this Agreement to the “Balance Sheets” shall mean the balance sheets of each of the Companies as at December 31, 2007 included in the Financial Statements and all references to the “Balance Sheet Date” shall mean December 31, 2007.

3.8.  No Undisclosed Liabilities. Neither of the Companies has any material liability or material obligation of any nature, whether due or to become due, absolute, contingent or otherwise, including liabilities for or in respect of Taxes and any interest or penalties relating thereto (an “Undisclosed Liability”), except (a) to the extent reflected as a liability or otherwise disclosed on the Balance Sheets, (b) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and fully reflected as liabilities on the applicable Companies’ books of account, none of which, individually or in the aggregate, has been materially adverse and (c) liabilities disclosed in Section 3.8 of the Disclosure Letter.

3.9.  No Changes. Except as disclosed in Section 3.9 of the Disclosure Letter, since the Balance Sheet Date, each of the Companies and each of their Subsidiaries has conducted its business only in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing sentence, since the Balance Sheet Date, there has not been:

(a)  any change in the condition (financial or otherwise), assets, liabilities, prospects, net worth, earning power or business of either of the Companies, except changes in the ordinary course of business, none of which, individually or in the aggregate, has been or will be materially adverse to either of the Companies or any of their Subsidiaries;

(b)  any damage, destruction or loss, whether or not covered by insurance, adversely affecting the properties, business or prospects of either of the Companies or their Subsidiaries, or any material deterioration in the operating condition of the assets of either of the Companies or any of their Subsidiaries;

(c)  any Encumbrance of any kind on any of the assets, tangible or intangible, of either of the Companies or any of their Subsidiaries, other than Permitted Encumbrances as defined in Section 3.16;

(d)  any strike, walkout, labor trouble or any other new or continued event, development or condition of any character which has or could materially adversely affect the business, properties or prospects of either of the Companies or any of their Subsidiaries;

(e)  any declaration, setting aside or payment of a dividend or other distribution in respect of any of the equity interests of either of the Companies or any of their Subsidiaries, or the direct or indirect repurchase or other acquisition of equity interests of either of the Companies or any of their Subsidiaries or any grant or issuance of any equity interests, option, warrant or other right to purchase or acquire such equity interests or securities convertible into or exchangeable for such equity interests;

(f)  any increase in the salaries or other compensation payable or to become payable to (except normal increases in the ordinary course of business and consistent with past practice with respect to employees), or any advance (excluding advances for ordinary business expenses) or loan to, any officer, director, independent contractor, or employee of either of the Companies or any of their Subsidiares, or any increase in, or any addition to, other benefits (including without limitation any bonus, profit sharing, severance, change in control, pension or other plan) to which any of the Companies’ or any of their Subsidiaries’ officers, directors, independent contractors, or employees may be entitled, or any payments to any pension, retirement, profit sharing, bonus or similar plan except payments in the ordinary course of business and consistent with past practice made pursuant to the Benefit Plans, or any other payment of any kind to or on behalf of any such officer, director, independent contractor or employee (except normal payments in the ordinary course of business and consistent with past practice with respect to such Persons);

(g)  any making or authorization of any capital expenditures in excess of $10,000 or $50,000 in the aggregate;

(h)  any cancellation or waiver of any right material to the operation of the business of either of the Companies or their Subsidiaries or any cancellation or waiver of any debts or claims of substantial value or any cancellation or waiver of any debts or claims against the Stockholder or her Affiliates;

(i)  any sale, transfer or other disposition of any assets of either of the Companies or their Subsidiaries, except sales of inventory in the ordinary course of business and except for other items valued at less than $10,000 individually and $100,000 in the aggregate on the Balance Sheets;

(j)  any payment, discharge or satisfaction of any liability or obligation (whether accrued, absolute, contingent or otherwise) by either of the Companies, other than the payment, discharge or satisfaction, in the ordinary course of business, of liabilities or obligations shown or reflected on the Balance Sheets or incurred in the ordinary course of business since the Balance Sheet Date;

(k)  any material adverse change or any threat of any material adverse change in either of the Companies’ or their Subsidiaries’ relations with, or any loss or threat of loss of, any of either of the Companies’ five (5) largest suppliers, five (5) largest referral sources (who are not also customers) or customers representing $100,000 or more in annual revenue;

(l)  any write-offs as uncollectible of any notes or accounts receivable of either of the Companies or their Subsidiaries or write-downs of the value of any assets or inventory by either of the Companies or their Subsidiaries other than in immaterial amounts (any aggregate amount of $10,000 or less is deemed immaterial);

(m)  any change by either of the Companies or their Subsidiaries in any method of accounting or keeping its books of account or accounting practices including any changes in the assumptions underlying or method of calculating bad debt or other reserves of either of the Companies, or any change or modification in either if the Companies’ existing credit, collection or payment policies, procedures and practices with respect to accounts receivable and accounts payable, including without limitation, acceleration of collections of receivables, failure to make or delay in making collections of receivables (whether or not past due), acceleration of payment of payables or failure to pay or delay in payment of payables;

(n)  any creation, incurrence, assumption or guarantee by either of the Companies or their Subsidiaries of any obligations or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), except in the ordinary course of business, or any creation, incurrence, assumption or guarantee by either of the Companies or their Subsidiaries of any indebtedness for money borrowed;

(o)  any payment, loan or advance of any amount to or in respect of, or the sale, transfer or lease of any properties or assets (whether real, personal or mixed, tangible or intangible) to, or entering into of any agreement, arrangement or transaction with, the Stockholder or any of her Affiliates, except for compensation to the officers and employees of either of the Companies or their Subsidiaries in the ordinary course of business and consistent with past practice;

(p)  any disposition of or failure to keep in effect any rights in, to or for the use of any patent, trademark, service mark, trade name or copyright, or any disclosure (other than to an employee of either of the Companies or their Subsidiaries) or other disposal or forfeiture of any trade secret, process or know-how;

(q)  any Tax election (or revocation or change of a Tax election), any change in any method of accounting for Tax purposes, or any settlement or compromise of any Tax liability other than in each case in the ordinary course of business consistent with past practice; or

(r)  any transaction, agreement or event outside the ordinary course of either of the Companies’ or their Subsidiaries’ business or inconsistent with past practice, including, but not limited to, any agreement by either of the Companies or any Affiliate thereof to compensate any employee of either of the Companies or their Subsidiaries in any manner upon or with respect to the consummation of the transactions contemplated at Closing.

3.10.  Taxes. Except as disclosed on Section 3.10 of the Disclosure Letter:

(a)  Each of the Companies and their Subsidiaries have timely filed all material Tax Returns required to have been filed by it, and has timely paid all material Taxes that are due and payable by them (whether or not shown on such Tax Returns). All such Tax Returns are true, correct and complete in all material respects (after giving effect to any relevant amendments that have been filed as of the date hereof ). Each of the Companies and their Subsidiaries have withheld and paid all Taxes required to have been withheld and paid by them in connection with amounts paid or owing to any employee, member, creditor, independent contractor or other party. No Tax Return of either of the Companies or their Subsidiaries is presently subject to an extension of time to file. The provision for Taxes reflected on the face of each Company’s Balance Sheet is adequate to cover all Tax liabilities of such Company and its Subsidiaries, whether or not disputed, with respect to any taxable period (or portion thereof) ending on or before the Balance Sheet Date and nothing has occurred subsequent to that date to make any of such accruals inadequate. All Taxes of each Company and their Subsidiaries relating to taxable periods (or portion thereof) beginning after the Balance Sheet Date have been paid or are adequately reserved for on the books and Financial Statements of such Company. No audit or other examination of any Tax Return filed by either of the Companies is presently in progress, nor has either of the Companies been notified in writing of any request for such an audit or other examination. No adjustment relating to any Tax Return filed by either of the Companies has been proposed in writing by any Governmental Entity. No written claim has ever been made that either of the Companies is or may be subject to taxation in a jurisdiction in which such Company does not file Tax Returns. Neither of the Companies has executed any presently effective waiver or extension of any statute of limitations against assessments and collections of Taxes. There are no Encumbrances with respect to Taxes on any of the assets of either of the Companies.

(b)  Neither of the Companies is a party to any Tax sharing or Tax allocation agreement or any other agreement with any person or entity pursuant to which either of the Companies would have an obligation to pay Taxes of another person following the Closing.

(c)  The Stockholder has delivered to Buyer true, correct and complete copies of all federal and state income tax returns for each of the Companies for all taxable periods beginning on or after January 1, 2003, together with all copies of examination reports, proposed adjustments and closing documentation relating to any Tax issues of the Companies for any taxable period beginning on or after January 1, 2003.

(d)  Each of the Companies is, and has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code, for federal and all applicable state and local Tax purposes at all times since its incorporation, and no condition exists which could result in the termination of either of the Companies’ S corporation status on or before the Closing, other than as a result of the consummation of the Acquisition. No Subsidiary has filed an election to be treated as a “disregarded entity” pursuant to Treasury Regulation § 301.7701-3, effective as of the date of incorporation of such Subsidiary.

(e)  Neither of the Companies has in the past 10 years (i) acquired assets from another corporation in a transaction in which such Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation.

(f)  Neither of the Companies has ever (i) been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code (or similar provision of foreign, state or local law) that joined in or been required to join in filing a consolidated, combined or unitary federal, foreign, state or local income Tax Return, or (ii) been the subject of a Tax ruling or closing agreement with respect to any Tax matter that has continuing effect after Closing.

(g)  Neither of the Companies has ever agreed to make, nor is either of the Companies required to make, any adjustment under Section 481 of the Code (or similar provision of state, local or foreign tax law) by reason of a change in accounting method or otherwise. Neither of the Companies nor any Subsidiary owns an interest in any entity characterized as a partnership for federal income tax purposes.

(h)  Each of the Companies has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Neither of the Companies nor any Subsidiary has invested in any entity or entered into any arrangement that is a “tax shelter” within the meaning of Section 6662(d)(2)(C) of the Code. Neither of the Companies nor any Subsidiary has been a participant in or a material advisor to any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(i)  Neither of the Companies nor any Subsidiary is (and has not been at any time during the period set forth in Section 897(c) of the Code) a United States real property holding corporation, within the meaning of Section 897 of the Code.

(j)  Neither of the Companies has been the “distributing corporation” or the “controlled corporation” in a transaction described in Section 355(a) of the Code.

(k)  Neither of the Companies is a party to any agreement (including this Agreement), contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any similar provision of state, local or foreign Tax law).

For purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties and impositions including, but not limited to, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i), above, as a result of being a member of an affiliated, consolidated, combined or unitary group for any period and (iii) any liability, for the payment of any amounts of the type described in clauses (i) or (ii), above, as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity. “Tax Returns” shall mean all required federal, state, local and foreign returns, estimates, information statements and reports relating to any and all Taxes concerning or attributable to the Companies or their operations including all schedules or statements required to be included therewith and any amendments or supplements to the foregoing. “Code” shall mean the Internal Revenue Code of 1986, as amended to date.

3.11.  Accounts Receivable. All of the accounts and notes receivable of each of the Companies and their Subsidiaries represent amounts receivable for merchandise actually delivered or services actually provided (or, in the case of non-trade accounts or notes represent amounts receivable in respect of other bona-fide business transactions), have arisen in the ordinary course of business, are not subject to any defenses, counterclaims or offsets and have been billed and are generally due within 30 days after such billing. Section 3.11 of the Disclosure Letter sets forth (a) the total amount of accounts receivable of each of the Companies outstanding as of the last day of the month immediately preceding the present month and (b) the agings of such receivables based on the following schedule: 0-30 days, 31-60 days, 61-90 days, and over 90 days, from the due date thereof.

3.12.  No Pending Litigation or Proceedings. Except as set forth in Section 3.12 of the Disclosure Letter, there are no actions, suits, investigations, or proceedings pending or, to the Stockholder’s knowledge, threatened against or affecting either of the Companies or any of their Subsidiaries, or any of their assets or affecting the Capital Stock or the Stockholder’s rights thereto, at law or in equity, by or before any court or governmental department, agency or instrumentality, and, to the Stockholder’s knowledge, there is no basis for any such action, suit, investigation or proceeding. There are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against or affecting either of the Companies or any of their Subsidiaries, or any of their assets or businesses or affecting the Capital Stock or the Stockholder’s rights thereto.

3.13.  Contracts; Compliance.

(a)  Section 3.13(a) of the Disclosure Letter sets forth a list of each of the Companies’ and their Subsidiaries’ material leases, contracts or commitments of any kind, oral or written, formal or informal (including, without limitation, any mortgages, security agreements, agreements relating to the borrowing of money, collective bargaining agreements, powers of attorney, distribution arrangements, patent license agreements, contracts or orders for future purchase or delivery of goods or rendition of services, non-competition or non-solicitation agreements). All leases, contracts and other commitments to which either of the Companies or any of their Subsidiaries is a party or by which either is bound are in full force and effect, each of the Companies and their Subsidiaries and, to the knowledge of the Stockholder, all other parties to such leases, contracts and other commitments have complied with the provisions thereof; neither of the Companies, any of their Subsidiaries, nor to the knowledge of the Stockholder, any other party is in default under any of the terms thereof; and no event has occurred that with the passage of time or the giving of notice or both would constitute a default by either of the Companies, any Subsidiary or to the knowledge of the Stockholder, by any other party under any provision thereof.

(b)  No contract or any other agreement or other arrangement between either of the Companies or any of their Subsidiaries and their customers representing $100,000 or more in annual revenue or any third party, requires the consent of any person for such contract or other agreement to be valid and binding following the consummation or the Closing of the transactions contemplated hereby.

3.14.  Compliance With Laws and Environmental Matters.

(a)  Environmental Matters. No Hazardous Materials have been Released by either of the Companies or any of their Subsidiaries at, on, about, under or from any property now or formerly owned, operated or leased by either of the Companies or any of their Subsidiaries or in connection with the operation of the respective businesses of the Companies or their Subsidiaries. Neither of the Companies nor any of their Subsidiaries has received any requests for information, notices of claim, demands or other notifications that it or they (or any of their predecessors) is or may be potentially responsible with respect to any investigation or cleanup of, or liability with respect to, Hazardous Materials Released or Managed at any property now or formerly owned, operated or leased by it or at any off-site location to which the Hazardous Materials Released or Managed by it or any of its Affiliates or any of its predecessors have been transported, disposed of, or have come to be located. Neither of the Companies nor any of their Subsidiaries has received notice that it has been identified as a potentially responsible party at any federal or state National Priority List (Superfund) site. Neither of the Companies nor any of their Subsidiaries knows or has reason to know of any facts or circumstances related to environmental matters that could lead to any future environmental claims, liabilities, expenses or responsibilities against either of the Companies, any of their Subsidiaries or the Buyer. Neither of the Companies nor any of their Subsidiaries has retained or assumed, by contract, law or otherwise, any liability or responsibility for any environmental claims or conditions.

(b)  Compliance with Laws. Section 3.14(b) of the Disclosure Letter sets forth a list of all material permits, certificates, licenses, orders, registrations, franchises, authorizations and other approvals from federal, state, local and foreign governmental and regulatory bodies held by either of the Companies or any of their Subsidiaries, including Environmental Permits, and no additional permits, certificates, licenses, approvals, registrations or authorizations are required to be held by either of the Companies or any of their Subsidiaries under any laws, rules and regulations in connection with their businesses. All such permits, certificates, licenses, orders, registrations, franchises, authorizations and other approvals are in full force and effect and the Companies and their Subsidiaries are in compliance with the terms and conditions thereof, except where failure to be in compliance would not, individually or in the aggregate, reasonably be expected to be material to the Companies or their Subsidiaries. Except as set forth in Section 3.14(b) of the Disclosure Letter, each of the Companies and their Subsidiaries has complied in all material respects with all applicable federal, state and municipal statutes, rules, regulations and orders (including without limitation Environmental Laws and those relating to equal employment practices and fair trade practices). Except as set forth in Section 3.14(b) of the Disclosure Letter, no notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any governmental or other entity (i) with respect to any alleged violation by either of the Companies or any of their Subsidiaries of any law, ordinance, rule, regulation, or order of any governmental entity or Environmental Law or (ii) with respect to any alleged failure by either of the Companies or any of their Subsidiaries to have any permit, certificate, license, approval, registration or authorization required in connection with its business or Environmental Permit, or any suspension or adverse modification thereof, or (iii) the Management or Release of, or exposure to, Hazardous Materials by or on behalf of either of the Companies, any of their Subsidiaries, their Affiliates or any of their predecessors or in relation to either of the Companies, any of their Subsidiaries or their predecessors’ business.

(c)  Certain Definitions. “Environmental Laws” means all applicable foreign, federal, state and local environmental and employee protection laws, rules, regulations, the common law, judgments, orders, consent agreements, work practices and standards. “Environmental Permits” means all permits, certificates, licenses, approvals, registrations and authorizations required under Environmental Laws. “Hazardous Materials” means hazardous or toxic material, substance, waste, pollutant, contaminant, chemical or substance regulated by any Environmental Laws. “Released” means released, spilled, leaked, discharged, disposed of, pumped, poured, emitted, emptied, injected, leached, dumped or allowed to escape. “Management,” when referring to environmental matters, means the use, possession, generation, treatment, manufacture, process, handling, storage, recycling, transportation or disposal of Hazardous Materials.

3.15.  Consents. No consent, approval or authorization of, or registration or filing with, any person, including any governmental authority or other regulatory agency, is required to be obtained or made by either of the Companies or any of their Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the continuation after the Closing by either of the Companies or any of their Subsidiaries of the businesses conducted prior to the Closing.

3.16.  Title. Both of the Companies and their Subsidiaries have good and marketable title to all of their properties and assets, including the properties and assets reflected in their respective Balance Sheets (except those disposed of in the ordinary course of business since the Balance Sheet Date), free and clear of all Encumbrances, any tenancy, encroachment, right of way, easement, or any other matter affecting title, except (a) minor imperfections of title, none of which, individually or in the aggregate, materially detracts from the value of or impairs the use of the affected properties or impairs the operations of either of the Companies or any of their Subsidiaries, (b) liens for current taxes not yet due and payable, and (c) as disclosed in detail in Section 3.16 of the Disclosure Letter (collectively “Permitted Encumbrances”).

3.17.  Real Estate.

(a)  Neither of the Companies nor any of their Subsidiaries owns any real property. Section 3.17 of the Disclosure Letter contains a true, correct and complete list of all real properties leased, subleased, licensed or otherwise occupied by either of the Companies or for which either of the Companies or any of their Subsidiaries has any obligation, financial or otherwise (collectively, the “Real Properties”). Except as disclosed in Section 3.17 of the Disclosure Letter, neither of the Companies nor any of their Subsidiaries owns or holds any leasehold interest or other right, title or interest whatsoever in any real property or occupy or operate in any real property. Except as set forth in Section 3.17 of the Disclosure Letter, no other Person has any oral or written right, agreement or option to acquire, lease, sublease or otherwise occupy all or any portion of the Real Properties.

(b)  Accurate and current copies of all real property leases, subleases, licenses or other occupancy agreements (and all amendments thereto) listed in Section 3.17 of the Disclosure Letter have previously been delivered to Buyer (collectively, the “Leases”). Neither of the Companies nor any of their Subsidiaries has assigned its rights under any of the Leases. The Leases are in full force and effect and constitute binding obligations of the applicable Company or any of their Subsidiaries and the other parties thereto and (i) there are no defaults thereunder by such Company or any of their Subsidiaries or, to the knowledge of the Stockholder, by any other party thereto and (ii) no event has occurred which with notice, lapse of time, or both would constitute a default by such Company or any of their Subsidiaries or, to the knowledge of the Stockholder, by any other party thereto.

3.18.  Transactions with Related Parties. Except as disclosed in Section 3.18 of the Disclosure Letter, no Related Party:

(a)  has borrowed money or loaned money to either of the Companies or any of their Subsidiaries that has not been repaid;

(b)  has any contractual or other claim, express or implied, of any kind whatsoever against either of the Companies or any of their Subsidiaries;

(c)  had, since July 15, 2005, any interest in any property or assets used by either of the Companies or any of their Subsidiaries in their business; or

(d)  has been engaged, since July 15, 2005, in any other transaction with either of the Companies or any of their Subsidiaries (other than employment relationships at the salaries disclosed in the Disclosure Letter).

3.19.  Condition of Assets. The buildings, machinery, equipment, furniture, improvements and other assets of each of the Companies and their Subsidiaries, including those reflected in the Balance Sheets, are in good operating condition and repair, have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted) and are adequate and suitable for the purposes for which they are used in their business. To the knowledge of the Stockholder, there are no facts or conditions affecting such assets which could reasonably be expected to interfere with the use, occupancy or operation of such assets as currently used, occupied or operated.

3.20.  Compensation Arrangements; Bank Accounts; Officers and Directors. Section 3.20 of the Disclosure Letter sets forth the following information:

(a)  the names and current annual salary or hourly wage, including any bonus opportunity, if applicable, of all present officers and employees of each of the Companies and their Subsidiaries, together with a statement of the full amount of all cash remuneration paid by the Companies, their Subsidiaries, and the Stockholder to each such person and to each present director of either of the Companies or any of their Subsidiaries during the twelve-month period preceding June 30, 2008;

(b)  the name of each bank in which either of the Companies or any of their Subsidiaries has an account or safe deposit box, the identifying numbers or symbols thereof and the names of all persons authorized to draw thereon or to have access thereto; and

(c)  the names and titles of all directors and officers of each of the Companies and any of their Subsidiaries and of each trustee and plan administrator of each Benefit Plan.

3.21.  Labor Relations.

(a)  The relations of each of the Companies and any of their Subsidiaries with its respective employees are good. Except as disclosed in Section 3.21(a) of the Disclosure Letter, (i) no employee of either of the Companies or any of their Subsidiaries is represented by any union or other labor organization; (ii) there is no unfair labor practice complaint against either of the Companies or any of their Subsidiaries pending or threatened before the National Labor Relations Board or similar agency; (iii) there is no labor strike, dispute, slow down or stoppage actually pending or, to the knowledge of the Stockholder, threatened against or involving either of the Companies or any of their Subsidiaries; (iv) no grievance under any collective bargaining agreement or otherwise relating to the laws concerning union representation which might have an adverse effect on either of the Companies or any of their Subsidiaries or the conduct of its business as pending; (v) no private agreement restricts either of the Companies or any of their Subsidiaries from relocating, closing or terminating any of their operations or facilities; (vi) in the past three years neither of the Companies or any of their Subsidiaries has experienced any work stoppage or other labor difficulty or committed any unfair labor practice; and (vii) each employee of each of the Companies is legally entitled to reside and work in the United States and each of the companies has complied with all Immigration Laws. Section 3.21(a) of the Disclosure Letter contains a list of all employment manuals and other similar documents containing rules or regulations or policies of the Companies and their Subsidiaries currently in effect regarding the general conduct, compensation, labor relations and employment and severance of each of the Companies’ and their Subsidiaries’ employees, copies of which have heretofore been provided to Buyer.

(b) Section 3.21(b) of the Disclosure Letter sets forth a list of each Companies’ current employees who hold a valid, unexpired temporary work authorization, or other valid unexpired authorization to work pursuant to the INA or implementing regulations (“Work Authorization”). With respect to each of the Companies’ employees identified on Schedule 3.21(b) of the Disclosure Letter, all legal and regulatory requirements were satisfied and all of the information that each of the Companies provided to the Department of Labor, the Department of Homeland Security, United States Citizenship and Immigration Services (“USCIS”) as well as its predecessor, the Immigration and Naturalization Service (the “INS”) in the application for such Work Authorization was true and complete at the time of filing. Neither of the Companies has received any notice from USCIS or any other Governmental Entity, domestic or foreign, that any non-immigrant status or work authorization has been revoked or suspended. Except as disclosed on Section 3.21(b) of the Disclosure Letter, there is no action pending or threatened regarding failure to comply in whole or in part with any Immigration Laws; nor is there any action pending or threatened action to revoke or adversely modify the terms of any Work Authorization.

3.22.  Insurance. Section 3.22 of the Disclosure Letter contains a complete and correct list of all policies and contracts for insurance (including, but not limited to, property, product liability and general liability) of which either of the Companies or any of their Subsidiaries is the owner, insured or beneficiary, or covering any of its properties, indicating for each policy the carrier, risks insured, the amounts and dates of coverage, deductible, premium rate, cash value if any, expiration date and any pending claims thereunder (each, a “Policy”, and collectively, the “Policies”). Each Policy is outstanding and in full force and effect. Neither of the Companies nor any of their Subsidiaries has an obligation to obtain a policy or contract for insurance other than as covered by the Policies. There is no default with respect to any provision contained in any Policy, nor has there been any failure to give any notice or present any claim under any Policy in a timely fashion or in the manner or detail required by the Policy. Except as set forth in Section 3.22 of the Disclosure Letter, (a) there are no outstanding claims under any Policy, (b) there are no premiums or claims due under any Policy which remain unpaid, and (c) there have been no gaps in coverage for the last five years. Section 3.22 of the Disclosure Letter contains an accurate and complete description of any provision contained in any Policy which provides for retrospective or retroactive premium adjustments. Within the past two years, no notice of cancellation or non-renewal with respect to, or disallowance of any material claim under, any Policy has been received by either of the Companies or any of their Subsidiaries. Neither of the Companies nor any of their Subsidiaries has been refused any insurance, nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last five years.

3.23.  Patents and Intellectual Property Rights.

(a)  Section 3.23(a) of the Disclosure Letter sets forth a complete and accurate list of all patents and patent applications, registered trademarks, applications for registration of trademarks and material unregistered trademarks, registered and material unregistered copyrights (including computer software programs), and domain name registrations owned or held for use by either of the Companies or any of their Subsidiaries in the conduct of its business, specifying as to each such item, as applicable: (i) the owner of the item, (ii) the jurisdictions in which the item is held, issued or registered or in which any application for issuance or registration has been filed, (iii) the respective issuance, registration, or application number of the item, and (iv) the date of application and issuance or registration of the item.

(b)  Except as set forth in Section 3.23(b) of the Disclosure Letter, there are no material licenses, sublicenses, consents and other agreements (whether written or otherwise) by which the Companies (or either of them) or any of their Subsidiaries (i) are permitted to use the Intellectual Property (as defined below) of any third party (other than licenses to standard off-the-shelf desktop software), and (ii) permit a third party to use Intellectual Property owned by or licensed to the Companies or any of their Subsidiaries (other than licenses to standard, off-the-shelf desktop software). Neither the Companies nor any of their Subsidiaries, to the knowledge of either of the Companies or the Stockholder, any other party is in breach of or default under any such license or other agreement and except as set forth in Section 3.23(b) of the Disclosure Letter, each such license or other agreement is now and immediately following the Closing shall be valid and in full force and effect.

(c)  The Companies and their Subsidiaries own or are licensed or otherwise have the right to use all Intellectual Property used in the conduct of their businesses as currently conducted and as proposed to be conducted.

(d)  The business operations of each of the Companies and their Subsidiaries as it is currently conducted or proposed to be conducted, including but not limited to the design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of each of the Companies and their Subsidiaries, does not and will not, infringe, dilute, misappropriate or otherwise violate the Intellectual Property of any third party, or constitute unfair competition or trade practices under the laws of any jurisdiction, and no claim has been made, notice given, or dispute arisen to that effect. Neither of the Companies nor any of their Subsidiaries has any pending claims that a third party has violated or infringed any Intellectual Property owned or exclusively licensed to the Companies or their Subsidiaries, and to the knowledge of the Companies, no third party is violating or infringing any Intellectual Property owned or exclusively licensed to the Companies or their Subsidiaries.

(e)  All of the items of Intellectual Property listed in Section 3.23(a) of the Disclosure Letter are valid and in full force, are held of record in the name of the applicable Company free and clear of all liens, claims or encumbrances (including claims of joint authors or inventors), and are not the subject of any cancellation or reexamination proceeding or any other proceeding challenging their extent or validity. The applicable Company or Subsidiary is the applicant of record in all patent applications, and applications for trademark, service mark, trade dress, industrial design, copyright, mask work and domain name registration indicated in Section 3.23(a) of the Disclosure Letter as owned by the applicable Company or Subsidiary, and no opposition, extension of time to oppose, interference, rejection, or refusal to register has been received in connection with any such application.

(f)  The Companies and their Subsidiaries have taken commercially reasonable steps to preserve and protect the confidentiality of the proprietary information, trade secrets, and know-how of the Company and its Subsidiaries. There has been no unauthorized release, publication, disclosure or other dissemination of the material trade secrets, know-how or other confidential or proprietary information of the Companies or their Subsidiaries.

(g)  No Intellectual Property owned by a Company or a Subsidiary was developed, in whole or in part (i) pursuant to or in connection with the participation by a Company or a Subsidiary, or any officer, director, employee, agent, consultant or contractor of a Company or a Subsidiary, in the development of any professional, technical or industry standard, (ii) under contract with or to any Governmental Entity, or (iii) using any software, software development toolkits, databases, libraries, scripts, or other, similar modules or components of Software that are subject to “open source” or similar license terms, including by way of example and not limitation, the GNU General Public License or GNU Limited General Public License.

(h)  No Intellectual Property owned or purported to be owned by the Companies (or either of them) or any Subsidiary (a) was created as a work for hire (as defined under U.S. copyright law) by persons who were at the time of creation the regular, full-time, salaried employees of the applicable Company or Subsidiary , the Intellectual Property rights in which are now owned by the applicable Company; or (b) was fully and irrevocably assigned and transferred to a Company or a Subsidiary pursuant to a written agreement executed by the inventor(s) or author(s), whether such inventor(s) or author(s) were employees, contractors or agents of the Companies or a Subsidiary.

(i)  Information Technology. The information technology systems owned, licensed, leased, operated on behalf of, or otherwise held for use in the business by each of the Companies and any of their Subsidiaries, including all computer hardware, software, firmware and telecommunications systems used in the business of each of the Companies and any of their Subsidiaries, has been adequate for the operation of the business of each of the Companies and any of their Subsidiaries to date.

(j)  As used herein, “Intellectual Property” means all rights recognized anywhere in the world arising under (i) patents and patent applications, including any continuations, divisionals, continuations-in-party, extensions or reissues of the foregoing; (ii) trademarks, service marks, logos, taglines, trade dress and other indicators of source, and all registrations and applications for registration of any of the foregoing, and all renewals thereof, and all business goodwill appurtenant thereto; (iii) works of authorship and copyrightable works, whether or not registered or published, and all registrations and applications for registration of copyrights; (iv) Internet domain name registrations; (v) computer software and databases; (vi) trade secrets and confidential or proprietary information, methods, processes and formulae; and (vii) publicity and personality rights.

3.24.  Employee Benefits Matters.

(a)  Set forth on Section 3.24(a) of the Disclosure Letter is a true and complete list of each Benefit Plan.

(b)  As applicable with respect to each Benefit Plan, the Companies and their Subsidiaries have delivered to Buyer, true and complete copies of (i) each Benefit Plan, including all amendments thereto, and in the case of an unwritten Benefit Plan, a written description thereof, (ii) all trust documents, investment management contracts, custodial agreements and insurance contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual reports (Form 5500 and all schedules thereto), (v) the most recent Internal Revenue Service (“IRS”) determination or opinion letter and each currently pending application to the IRS for a determination letter and (vi) all records, notices and filings concerning IRS or Department of Labor audits or investigations, “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code and “reportable events” within the meaning of Section 4043 of ERISA.

(c)  The Companies, their Subsidiaries and each ERISA Affiliate are in compliance in all material respects with the provisions of ERISA, the Code and other laws applicable to the Benefit Plans. Each Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and other laws except that in any case in which any Benefit Plan is currently required to comply with a provision of ERISA, the Code or another applicable law, but is not yet required to be amended to reflect such provision, it has been maintained, operated and administered in accordance with such provision. Any noncompliance or failure properly to administer a Benefit Plan or related trust has not exposed such Benefit Plan or related trust, either of the Companies or any of their Subsidiaries, any ERISA Affiliate or the Buyer to any taxes, penalties or liabilities to any person, the Benefit Plan to disqualification or the trust to a loss of tax-exempt status.

(d)  The Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code (each a “Pension Plan”) now meet, and at all times since their inception have met the requirements for such qualification, and the related trusts are now, and at all times since their inception have been, exempt from taxation under Section 501(a) of the Code.

(e)  No Benefit Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. Neither of the Companies, any of their Subsidiaries nor any ERISA Affiliate has ever contributed to, or been required to contribute to any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) and neither of the Companies, any of their Subsidiaries nor any ERISA Affiliate has any liability (contingent or otherwise) relating to the withdrawal or partial withdrawal from a multiemployer plan.

(f)  There are no pending audits or investigations by any governmental agency involving any Benefit Plan, and, to the knowledge of the Stockholder, no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings involving any Benefit Plan, any fiduciary thereof or service provider thereto, nor to the best knowledge of the Stockholder, the Companies and their Subsidiaries is there any basis for any such claim, suit or proceeding.

(g)  Neither of the Companies, any of their Subsidiaries, any ERISA Affiliate, nor to the best knowledge of the Stockholder and the Companies, any fiduciary, trustee or administrator of any Benefit Plan, has engaged in or, in connection with the transactions contemplated by this Agreement, will engage in any transaction with respect to any Benefit Plan which would subject any such Benefit Plan, either of the Companies or any of their Subsidiaries, any ERISA Affiliate or Buyer to a tax, penalty or liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(h)  The Companies, their Subsidiaries and each ERISA Affiliate have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code. Each Benefit Plan is in compliance in all material respects with the applicable provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the regulations issued thereunder.

(i)  No Benefit Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (A) coverage mandated by law or (B) death or retirement benefits under a Benefit Plan qualified under Section 401(a) of the Code. Neither of the Companies, any of their Subsidiaries nor any ERISA Affiliate has made a written or oral representation to any current or former employee promising or guaranteeing any employer paid continuation of medical, dental, life or disability coverage for any period of time beyond retirement or termination of employment.

(j)  Stockholder’s execution of, and performance of the transactions contemplated by this Agreement will not constitute an event under any Benefit Plan that will result in any payment (whether as severance pay or otherwise), acceleration, vesting or increase in benefits with respect to any employee.

(k)  To the extent that any Benefit Plan constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, such Benefit Plan has been operated in good faith compliance with Section 409A of the Code.

(l)  Neither of the Companies, any of their Subsidiaries nor any ERISA Affiliate has any commitment to modify or amend any Benefit Plan (except as required by law or to retain the tax qualified status of any Benefit Plan). Neither of the Companies, any of their Subsidiaries, nor any ERISA Affiliate has any commitment to establish any new benefit plan, program or arrangement.

(m)  The Companies and their Subsidiaries have, for purposes of each Benefit Plan and for all other purposes, correctly classified all individuals performing services for the Companies as common law employees, independent contractors or agents, as applicable.

(n)  The assets of each Benefit Plan which provide retirement, medical or life insurance benefits following retirement are at least equal to the liabilities of such Benefit Plan. Buyer will incur no liability with respect to any such Benefit Plan with respect to service thereunder performed before the Closing Date.

3.25.  Brokerage. Except as set forth in Section 3.25 of the Disclosure Letter, neither the Companies, any of their Subsidiaries nor the Stockholder has made any agreement or taken any other action which might cause anyone to become entitled to a broker’s fee or commission as a result of the transactions contemplated hereunder or any other transactions related to either of the Companies or their Subsidiaries.

3.26.  Relationship with Customers and Suppliers.

(a)  Since January 1, 2007, no customer has ceased, or threatened to cease, to use the products or services of either of the Companies or any of their Subsidiaries, has reduced materially or threatened to reduce materially, the amount of products or services historically purchased from either of the Companies or any of their Subsidiaries or has threatened to otherwise materially and adversely modify its business relationship with either of the Companies or any of their Subsidiaries.

(b)   Since January 1, 2007, no supplier has ceased, or threatened to cease, to deliver the products or services used by either of the Companies or any of their Subsidiaries, has reduced materially or threatened to reduce materially, the delivery of such products or services or has or has threatened to otherwise materially and adversely modify its business relationship with either of the Companies or any of their Subsidiaries.

3.27.  Disclosure.

(a)  No representation or warranty by the Stockholder or either of the Companies in this Agreement, the Ancillary Agreements or the Disclosure Letter contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein when taken as a whole not misleading.

(b)  Neither of the Companies nor the Stockholder has any reason to believe that any loss of any employee, agent, customer or supplier or other advantageous arrangement will result because of the consummation of the transactions contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder represents and warrants to Buyer as follows:

4.1.  Ownership of Shares. The Stockholder is the holder of record and owns beneficially all the Capital Stock, free and clear of any Encumbrances. At the Closing, the Stockholder will deliver Buyer good and valid title to the Capital Stock to the Buyer, free and clear of any Encumbrances. The Stockholder is not a party to any voting trust, proxy or other agreement with respect to the voting of any Capital Stock which will remain in force or effect after the Closing.

4.2.  Authority. The Stockholder has full legal capacity to execute and deliver this Agreement and each Ancillary Agreement to which the Stockholder is a party and to perform her obligations hereunder and thereunder. Assuming the due authorization, execution and delivery of this Agreement and each Ancillary Agreement to which the Stockholder is a party by the Buyer and either of the Companies, as the case may be, this Agreement and each Ancillary Agreement to which the Stockholder is a party constitutes the legal, valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws relating to or affecting creditors’ rights and subject to general principles of equity, including the principles applicable to fiduciaries, regardless of whether such enforceability is considered in a proceeding in equity or at law. Each consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body, or any other Person required by applicable law on or before the Closing for or in connection with the execution and delivery by the Stockholder of this Agreement, or the performance by the Stockholder of its obligations hereunder, will have been obtained or made on or before the Closing, except where the failure to obtain any such consent, authorization, order, approval, filing or registration would not affect the Stockholder’s ability to perform her obligations under this Agreement in any material respect.

4.3.  Consents. Except as set forth in Section 4.3 of the Disclosure Letter, no consent, approval, or authorization of, or exemption by, or filing is required to be obtained or made by the Stockholder in connection with the execution, delivery, and performance by the Stockholder of this Agreement, or any Ancillary Agreement to which the Stockholder is a party or the taking by the Stockholder of any other action contemplated hereby or thereby or the continuation after the Closing by each of the Companies of the businesses conducted prior to the Closing.

4.4.  No Violation of Laws or Agreements. The execution, delivery and performance by the Stockholder of this Agreement and the Ancillary Agreement to which the Stockholder is a party thereto, and the consummation by the Stockholder of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the lapse of time, or both, (a) conflict with or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any indenture, mortgage, loan or credit agreement or any other agreement or instrument to which the Stockholder is a party or by which he or any of her assets may be bound or affected, or any judgment or order of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, or any applicable law, rule or regulation; (b) result in the creation or imposition of any Encumbrance of any nature whatsoever upon any of the Stockholder’s Capital Stock or give to others any interests or rights therein; (c) result in the maturation or acceleration of any liability or obligation of the Stockholder (or give others the right to cause such a maturation or acceleration); or (d) result in the termination of or loss of any right (or give others the right to cause such a termination or loss) under any agreement or contract to which the Stockholder is a party or by which it may be bound.

4.5.  Brokers and Finders. Except as set forth in Section 4.5 of the Disclosure Letter, the Stockholder has not employed any investment banker, broker or finder, or incurred any liability for brokerage fees, commissions or finders fees, in connection with the transactions contemplated by this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Stockholder as follows:

5.1.  Organization. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation, and has all requisite power and authority to own or lease its properties and assets as now owned or leased and to carry on its business as and where now being conducted.

5.2.  Authorization. Buyer has all requisite power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of Buyer and no further action is required on the part of Buyer to authorize the Agreement and any Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement has been approved by the Sole Member of Buyer. This Agreement and each of the Ancillary Agreements to which Buyer is a party has been duly executed and delivered by Buyer, as applicable, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Buyer, subject to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws relating to or affecting creditors’ rights and subject to general principles of equity, including the principles applicable to fiduciaries, regardless of whether such enforceability is considered in a proceeding in equity or at law.

5.3.  Consents. No consent, approval or authorization of, or registration or filing with, any person, including any governmental authority or other regulatory agency, is required to be obtained or made by Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

5.4.  Brokerage. Buyer has not made any agreement or taken any other action which might cause anyone to become entitled to a broker’s fee or commission as a result of the transactions contemplated hereunder.

5.5.  No Violation of Laws or Agreements. The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Agreement to which the Buyer is a party thereto, and the consummation by the Buyer of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the lapse of time, or both, (a) conflict with or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any indenture, mortgage, loan or credit agreement or any other agreement or instrument to which the Buyer is a party or by which any of its assets may be bound or affected, or any judgment or order of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, or any applicable law, rule or regulation; (b) result in the creation or imposition of any Encumbrance of any nature whatsoever upon any of the Buyer’s capital stock or give to others any interests or rights therein; (c) result in the maturation or acceleration of any liability or obligation of the Buyer (or give others the right to cause such a maturation or acceleration); or (d) result in the termination of or loss of any right (or give others the right to cause such a termination or loss) under any agreement or contract to which the Buyer is a party or by which it may be bound.

ARTICLE VI
MUTUAL COVENANTS

6.1.  Reasonable Efforts.

(a)  Subject to the terms and conditions provided in this Agreement, after the Closing each of the parties hereto shall cooperate with one another and use reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

(b)  Notwithstanding anything to the contrary herein, Buyer shall not be required to agree to any divestiture by Buyer or either of the Companies or any of Buyer’s subsidiaries or Affiliates of shares of capital stock or of any business, assets or property of Buyer or its subsidiaries or Affiliates or either of the Companies or its Affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

6.2.  Enforcement and Defense of Judgment. The Stockholder shall consult with Buyer regarding any efforts to enforce the judgment made under that Final Award dated September 13, 2007 relating to claims brought against Dinesh Gupta (the “Final Award”). After the Closing, (i) the Stockholder shall not make any efforts to enforce the Final Award without Buyer’s prior written consent, which shall not be unreasonably withheld, (ii) in no event shall Stockholder utilize the resources, including employees, of either of the Companies in order to enforce the Final Award, (iii) the Stockholder shall be fully responsible for any costs incurred in connection with efforts to enforce the Final Award, and (iv) the Stockholder will not disparage the Companies nor will she take any actions that will harm the Companies’ reputation. Notwithstanding the foregoing, Stockholder may, on her own account and at her own expense, (i) act on behalf of eBAS in connection with any appeal of the Final Award and (ii) continue to utilize the services of the attorney representing eBAS in connection with any such appeal.

6.3.  Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely or evidencing the consummation of the Acquisition, this Agreement and the transactions contemplated hereby and thereby.

6.4.  Audit. As soon as practicable following execution of this Agreement, the Stockholder shall cause Armanino McKenna LLP, the Companies’ public accountants (the “Accountants”) to prepare and deliver to Buyer, at the Buyer’s expense, audited financial statements for the Companies for the years ended December 31, 2006 and 2007, which satisfy the Regulation S-X rules for public company audited financial statements, along with appropriate other documents to allow for use of such financial statements in public filings. The Stockholder shall also use her commercially reasonable best efforts to cause the Accountants to reasonably cooperate with Buyer in connection with filings that Buyer or its Affiliates are required to make under applicable law in which financial statements or other information regarding the Companies is required to be included, including, without limitation, providing necessary consents to the inclusion of financial statements in such filings.

ARTICLE VII
COVENANTS OF THE COMPANIES AND THE STOCKHOLDER

7.1.  Confidentiality. The Stockholder shall, and shall cause her respective Affiliates and representatives to, keep confidential and not disclose to any other person or entity or use for its own benefit or the benefit of any other person or entity any confidential proprietary information, technology, know-how, trade secrets (including, without limitation, all results of research and development), product formulas, industrial designs, franchises, inventions or other industrial and intellectual property regarding each of the Companies or its businesses and operations (“Confidential Information”) in her possession or control. The obligations of the parties under this Section 7.1 shall not apply to Confidential Information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section 7.1; or (ii) is required to be disclosed by law, order or regulation of a court or tribunal or governmental authority; provided, however, that, in any such case, the parties shall notify the appropriate Company as early as reasonably practicable prior to disclosure to allow such Company to take appropriate measures to preserve the confidentiality of such Confidential Information at the cost of such Company.

7.2.  Non-Solicitation and Non-Competition.

(a)  In consideration of the payment of the Purchase Price by Buyer to the Stockholder and in order that the Buyer may enjoy the full benefits of ownership of the business of each of the Companies, the Stockholder covenants and agrees to the following:

(i)  Stockholder shall not, and shall use her best efforts to cause Ajay Chopra not to, directly or indirectly, engage, directly or indirectly, in any Competitive Activities. For purposes of this Section 7.2, “Competitive Activities” shall mean any business within any state of the United States, or anywhere in the world that, directly or indirectly, provides software support services (through projects and staff augmentation) to any aspect of the software delivery life cycle including, but not limited to, project management, software configuration management, release management, application development and software testing services. The Stockholder and Buyer agree that the foregoing covenant is intended to prohibit the Stockholder from engaging in the Competitive Activities, as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity (except as a holder of equity or debt securities of a corporation which has a class of securities that are publicly traded on a stock exchange or the recognized over-the-counter market, and then only to the extent of owning not more than one percent (1%) of the issued and outstanding debt or equity securities of such corporation) for any person, firm or corporation.

(ii)  Stockholder shall not, and shall use her best efforts to cause Ajay Chopra not to, directly nor indirectly, (A) solicit, employ, retain as a consultant, interfere with or attempt to entice away from Buyer, either of the Companies, any of their respective Affiliates or any successor to any of the foregoing, any individual who is, has agreed to be or within one year of such solicitation, employment, retention, interference or enticement has been, employed or retained by Buyer, either of the Companies, any of their respective Affiliates, or any successor to any of the foregoing, or (B) engage or participate in any effort or act to induce any customers, suppliers, associates, or independent contractors of Buyer, either of the Companies, any of their respective Affiliates or any successor to any of the foregoing to cease doing business or their association or employment, with Buyer, either of the Companies, any of their respective Affiliates or any successor to any of the foregoing.

(b)  Term. The duration of the restrictions contained in Section 7.2(a) shall be for a period of five (5) years, commencing on the date hereof.

(c)  Enforcement. In the event that the provisions of this Section 7.2 shall be determined by a court of competent jurisdiction to be unenforceable under applicable law as to that jurisdiction (the parties agreeing that such decision shall not be binding, res judicata or collateral estoppel in any other jurisdiction) for any reason whatsoever, then any such provision or provisions shall not be deemed void, but the parties hereto agree that said limits may be modified by the court and that said covenant contained in this Section 7.2 shall be amended in accordance with said modifications, it being specifically agreed by the Stockholder, each of the Companies and Buyer that it is their continuing desire that this covenant be enforced to the full extent of its terms and conditions or if a court finds the scope of the covenant unenforceable, the court should redefine the covenant so as to comply with applicable law.

(d)  Specific Performance. The Stockholder understands and agrees that the restrictions contained herein are a reasonable and necessary protection of the legitimate interests of each of the Companies and Buyer and that any failure of the Stockholder to comply with the requirements of this Section 7.2 will cause the affected Company and Buyer irreparable injury. The Stockholder acknowledges and agrees that the remedy at law for any breach, or threatened breach, of any of the provisions of this Section 7.2 will be inadequate and, accordingly, the Stockholder covenants and agrees that the affected Company and Buyer shall, in addition to any other rights and remedies which such Company and Buyer may have, be entitled to equitable relief, including injunctive relief, and to the remedy of specific performance with respect to any breach or threatened breach of such covenant, as may be available from any court of competent jurisdiction. Such right to obtain equitable relief may be exercised, at the option of the affected Company and Buyer, concurrently with, prior to, after, or in lieu of, the exercise of any other rights or remedies that such Company and Buyer may have as a result of any such breach or threatened breach.

7.3.  Transfer of Intellectual Property. The Stockholder agrees to assign to the applicable Company all copyrights, trade marks, service marks and trade names or any rights or agreements associated with any of the foregoing used in or relating to the business, including any rights to use the names “eBusiness Application Solutions, Inc.” and “Aveeva, Inc.,” but only to the extent that the Stockholder has such rights.

7.4.  Access to Information Post-Closing. During the five (5)-year period following the Closing Date, each party hereto shall cooperate with and make available to the other party, upon reasonable advance notice and during normal business hours, reasonable access to all books and records, tax returns and records, contracts and other information existing prior to and at the Closing Date which are necessary or useful in connection with any litigation, insurance matter, financial reporting requirement or obligation, Tax inquiry, audit, investigation or dispute, or any other matter requiring such books and records or information for any reasonable business purpose relating to either of the Companies. The party requesting such access shall bear all out-of-pocket costs and expenses (including, without limitation, attorneys’ fees) reasonably incurred in connection with providing such books and records or other information.

7.5.   Bonus Plan. Buyer shall fulfill its obligations under the Bonus Plan.

7.6.   Further Assurances. On the terms and subject to the conditions contained herein, Buyer, each of the Companies and the Stockholder shall after the Closing (i) use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements; (ii) execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder or thereunder; (iii) cooperate with each other in connection with the foregoing; and (iv) within 15 days of the Closing, the Stockholder shall assign and deliver the stock certificate representing her one share of Aviance Systems, Inc.

ARTICLE VIII
TAX MATTERS

8.1.  Preparation of Returns.

(a)  From and after the Closing Date, Buyer shall, at its own expense, prepare and file, or cause to be prepared and filed, all Tax Returns of each Company for all taxable periods beginning after the Closing Date.

(b)  Subject to Section 8.1(c), Buyer shall, at Stockholder’s expense, prepare and file, or cause to be prepared and filed, all Tax Returns of each Company for all taxable periods ending on or prior to the Closing Date that have not been filed as of the Closing Date, including voluntary disclosure filings in any jurisdictions in which either Company has conducted business but has not previously filed Tax Returns (the “Company Pre-Closing Returns”); provided that if any Company Pre-Closing Returns are not prepared by Suresh Rao and the cost of preparation and filing of such Company Pre-Closing Returns exceeds the cost of preparation of the most recent returns filed in the same jurisdictions (or, if no prior filing has been made with the applicable jurisdiction, of a jurisdiction for which the Tax liability for the prior year was closest to the Tax liability of the applicable jurisdiction), then such excess cost shall be paid by Buyer (but in no event shall Buyer be liable for the Taxes shown thereon as due and owing). The Company Pre-Closing Returns shall be prepared, where relevant, in a manner consistent with past practices except as otherwise required by applicable law. Buyer shall provide to Stockholder, for her review and comment, drafts of the Company Pre-Closing Returns to be filed after the Closing Date not later than 30 days prior to the deadline for filing such returns, and shall make all changes reasonably requested by Stockholder; provided that Stockholder shall have requested such changes within 20 days after receiving such returns.

(c)  If the Election is not made or given effect with respect to a Company, the Acquisition will terminate such Company’s status as an S corporation for federal and state income Tax purposes, and will cause the year in which the Closing Date occurs to be treated as an “S termination year” under Section 1362(e) of the Code. In that case, pursuant to Sections 1362(e)(1) and (e)(6)(D) of the Code, such Company will be required to allocate its items of income, gain, loss, deduction and credit between the S short year (as defined in Section 1362(e)(1)(A) of the Code) and the C short year (as defined in Section 1362(e)(1)(B) of the Code) pursuant to the closing of the books method as specified in Treasury Regulations Section 1.1362-3(b)(1). Buyer shall, at its expense, prepare and file all Tax Returns relating to such Company’s S short year (“S Short Year Returns”). Such S Short Year Returns shall be prepared, where relevant, in a manner consistent with past practices except as otherwise required by applicable law. Buyer shall provide to Stockholder, for her review and comment, drafts of such S Short Year Returns not later than 30 days prior to the deadline for filing such returns, and shall make all changes reasonably requested by Stockholder; provided that Stockholder shall have requested such changes within 20 days after receiving such returns. The Stockholder shall cause to be timely paid and shall be responsible for all Taxes due with respect to Company Pre-Closing Returns and S Short Year Returns to the extent such Taxes exceed the amount, if any, reserved on the face of the Closing Balance Sheet and taken into account in determining any adjustment to the Initial Cash Consideration pursuant to Section 1.2(a).

(d)  In the case of any taxable period beginning on or before the Closing Date and ending after the Closing Date to which Section 8.1(c) does not apply (a “Straddle Period”), Buyer shall, at its own expense, prepare and file, or cause to be prepared and filed, all Tax Returns of the Companies that are required to be filed with respect to such Straddle Periods (the “Straddle Period Returns”). The Straddle Period Returns shall be prepared, where relevant, in a manner consistent with past practices except as otherwise required by applicable law. Buyer shall provide to Stockholder, for her review and comment, drafts of the Company Pre-Closing Returns to be filed after the Closing Date not later than 30 days prior to the deadline for filing such returns, and shall make all changes reasonably requested by Stockholder; provided that Stockholder shall have requested such changes within 20 days after receiving such returns. The Stockholder shall pay to the Companies the amount of any other Taxes apportioned to the Interim Period at least five (5) days prior to the date for payment of such Taxes to the extent such Taxes exceed the amount, if any, reserved on the face of the Closing Balance Sheet and taken into account in determining any adjustment to the Initial Cash Consideration pursuant to Section 1.2(a).

8.2.  Tax Indemnification. After the Closing Date, the Stockholder shall indemnify and hold harmless the Buyer and the Companies from and against any Losses resulting from any Pre-Closing Taxes, including (i) any losses related to the failure by either of the Companies to (in accordance with applicable law) report, withhold from or pay all required taxes with respect to, wages, commissions and other compensation paid or owing to any employee or independent contractor of either of the Companies, (ii) the Stockholder’s liability for transfer Taxes under Section 10.5, (iii) any increase in Tax liability resulting from the Companies being liable for any Taxes (1) of any consolidated group of which the Companies were a member on or before the Closing Date pursuant to Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign provisions and (2) of any Person as transferee or successor, by contract or otherwise for any Pre-Closing Tax Period or Interim Period and (iv) any sales, use or similar Taxes the Companies or Buyer is required to impose, collect or pay, whether or not such Taxes are payable before or after the Closing, to the extent such Taxes must be imposed, collected or paid on equipment, products or services sold or contracted for lease by the Companies prior to Closing; provided, however, that in the case of clauses (i), (ii), (iii) and (iv) above, the Stockholder shall be liable only to the extent that such a Tax exceeds the amount, if any, reserved for such Tax on the face of the Closing Balance Sheet and taken into account in determining any adjustment to the Initial Cash Consideration pursuant to Section 1.2(a). The Stockholder shall reimburse Buyer for any Taxes of the Companies that are the responsibility of the Stockholder pursuant to this Section 8.2 within fifteen (15) business days after payment of such Taxes by Buyer or the Companies.

8.3.  Income Tax Refunds and Cooperation. With respect to any pending or subsequently filed claim for refund of any Taxes of the Companies in respect of any Pre-Closing Tax Period or Interim Period, or any claims or actions for refund of such Taxes by the Stockholder, Buyer agrees that the Stockholder will retain the right, with the cooperation of the Companies, to prosecute, settle or abandon, on behalf of herself or the Companies, each of such claims or actions at the Stockholder’s expense; provided, however, that neither the Stockholder nor the Companies shall prosecute, settle or abandon any such claim or action in a manner that may have adverse effect on the other parties’ tax position or indemnification obligations under this Agreement. Buyer further agrees to use its reasonable efforts to cause the Companies to provide the Stockholder with all reasonable cooperation in obtaining such refunds and to make the records and personnel of the Companies available to assist the Stockholder during regular business hours to prosecute any such claim or action for refund. In the event that any income Tax refund is received by the Companies in respect of any Pre-Closing Tax Period or Interim Period, the Companies shall pay to the Stockholder an amount equal to such refund plus any interest earned on such refund less any expenses incurred by the Companies, except to the extent such refund is reflected as an asset on the Closing Balance Sheet and is taken into account in determining any adjustment to the Initial Cash Consideration pursuant to Section 1.2(a).

8.4.  Assistance and Records. The parties shall provide each other with such assistance as each may reasonably request in connection with (i) the preparation of Tax Returns required to be filed with respect to the Companies, (ii) any audit or other examination by any Governmental Entity, (iii) any judicial or administrative proceedings relating to liability for Taxes, or (iv) any claim for refund in respect of such Taxes. Such assistance shall include making employees available to other parties and their counsel, providing additional information and explanation of any material to be provided, and furnishing to or permitting the copying by any party or its counsel of any records, returns, schedules, documents, work papers or other relevant materials which might reasonably be expected to be used in connection with any such return, audit, examination, proceeding or claim. The Stockholder will retain the right with the participation of the Companies, to conduct and resolve (at the Stockholder’s Expense) any audit, administrative or judicial proceeding relating to income Taxes with respect to any period (or portion thereof) ending prior to or on the Closing Date, to the extent the Stockholder may be obligated to indemnify Buyer and the Companies pursuant to Section 8.2; provided, however, that no resolution of such proceeding shall be accepted that may have an adverse effect on the Companies or Buyer, in which case, the Companies will have the right to participate in and approve of the resolution of such proceeding. The Companies will promptly notify the Stockholder of any such audit, proposed adjustment or related matter that could affect the Stockholder’s Tax liability pursuant to Section 8.2. The Companies will retain and upon the reasonable request of the Stockholder provide any records or information which may be relevant to any such return, audit, examination, proceeding or claim. The Stockholder shall reimburse the Companies for any reasonable out-of-pocket expenses incurred by the Companies or Buyer.

8.5.  Transfer Taxes. All sales, use, documentary, transfer or similar Taxes imposed as a result of the transactions contemplated hereby shall be paid by the Stockholder when due, and the Stockholder will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, and, if required by applicable law, the Buyer will, and will cause the Companies to, join in the execution of any such Tax Returns and other documentation.

8.6.  S Corporation Status. Neither Company nor the Stockholder shall revoke, or take or allow any action to be taken, that would result in the termination of either of the Companies’ election to be taxed as an S corporation within the meaning of Section 1361 and 1362 of the Code (or under analogous provisions of the income tax laws of each state in which the Companies do business).

8.7.  338(h)(10) Elections.

(a)  If requested by Buyer, the Stockholder will join in making an election under Section 338(h)(10) of the Code and corresponding provisions of applicable state and local income tax law (collectively and separately, the “Election”) with respect to the Companies. Each party hereto shall provide to the other parties hereto all information necessary to permit the Election to be made. As provided in Section 2.2(b)(x) hereof, original, executed forms for such Elections shall be delivered by the Stockholder to Buyer on the Closing Date. The Stockholders and Buyer shall, as promptly as practicable following the Closing Date, take all actions reasonably necessary and appropriate (including filing such forms, returns, elections, schedules and other documents as may be required) to effect and preserve timely Elections, and Buyer and the Stockholder shall not take any position inconsistent with such Elections.

(b)  Buyer and Stockholder acknowledge and agree that for federal income Tax purposes, the acquisition of the eBAS Capital Stock or Aveeva Capital Stock pursuant to the Election will be treated for tax purposes as a sale of the assets of the relevant Company followed by a complete liquidation of such Company. In connection with the Election and within the time periods established by applicable legal requirements, Buyer shall calculate the amount of the “aggregate deemed sales price” of the relevant Capital Stock within the meaning of the applicable Treasury Regulations under Section 338(h)(10) of the Code, and shall prepare allocations (the “Allocations”) of such aggregate deemed sales price among the assets of the relevant Company in accordance with Section 1060 of the Code and applicable Treasury Regulations. Not later than 60 days prior to the deadline for filing of any Tax Return including any item of income attributable to the Allocations, Buyer shall provide its calculation of “aggregate deemed sale price” and the Allocations, together with any supporting documentation reasonably necessary to enable the Stockholder to properly prepare any necessary Tax Returns, to the Stockholder for her review and comment, and shall make all changes thereto reasonably requested by Stockholder. For the avoidance of doubt, the covenants of the Stockholder provided for in Section 7.5 are being given as inducement for Buyer to enter into this Agreement and no separate consideration shall be allocated to them. Neither Buyer nor Stockholder will take any position inconsistent with the Election, the Allocations or the amount of the aggregate deemed sales price so determined in any Tax Return or otherwise, unless required to do so pursuant to any Final Determination.

ARTICLE IX
SURVIVAL AND INDEMNIFICATION

9.1.  Survival. The representations and warranties under this Agreement, any Ancillary Agreement or in any statement or certificate furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby shall survive until the expiration of the eighteen (18) month period following the Closing Date (the “Survival Period”) and no action or claim for Losses (as hereinafter defined) resulting from any breach of representations and warranties shall be brought or made after the Survival Period, except that such time limitation shall not apply to:

(a)  claims for breach of representations and warranties relating to Section 3.2 hereof (relating to capitalization), Sections 3.1 and 5.1 hereof (relating to organization), Section 3.3 hereof (relating to subsidiaries) Section 3.5, 4.2 and 5.2 hereof (relating to authority), Sections 3.26, 4.5 and 5.4 hereof (relating to brokers) and Section 4.1 hereof (relating to ownership) which may be asserted without limitation;

(b)  claims under Section 9.2 or for breach of representations and warranties relating to Section 3.6(b) hereof (relating to immigration matters), Section 3.10 hereof (relating to tax matters), Section 3.14 hereof (relating to environmental matters), and Section 3.24 hereof (relating to employee benefits matters), which may be asserted until sixty (60) days after the running of the applicable statute of limitations (giving effect to any waiver or extension thereof); and

(c)  any claims which have been asserted and which are the subject of a written notice from the Stockholder to Buyer or from Buyer to the Stockholder, as may be applicable, prior to the expiration of the Survival Period, which notice specifies in reasonable detail the nature of the claim.

9.2.  General Indemnification.

(a)  The Stockholder shall indemnify and defend each of the Companies, Buyer and each of their respective directors, officers and employees and shall hold each of them harmless from and against all Losses that are incurred or suffered by any of them in connection with or resulting from:

(i)  any breach of any representation or warranty made by the Companies or the Stockholder in this Agreement or any Ancillary Agreement;

(ii)  any breach of any covenant or agreement made by the Stockholder in this Agreement or any Ancillary Agreement, whether such covenant of the Stockholder requires performance prior to or after the Closing, or any breach of any covenant made by the Companies in this Agreement or any Ancillary Agreement which covenant of the Companies required performance prior to the Closing;

(iii)  any Retained Liabilities; or

(iv)  any costs relating to or incurred in connection with the enforcement of the Final Award or the events arising from the facts and circumstances underlying the dispute which led to such Final Award;

provided, however, that (A) the Stockholder shall not have any obligation to indemnify Buyer from and against Losses resulting from, or arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of either of the Companies or the Stockholder until Buyer has suffered Losses by reason of all such breaches in excess of $75,000 (the “Deductible”), after which point the Stockholder will be obligated to indemnify Buyer from and against all such Losses, in excess of the Deductible and (B) there will be an aggregate ceiling equal to $3,600,000 (the “Cap Amount”) on the obligation of the Stockholder to indemnify Buyer from and against Losses resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of the Companies and the Stockholder; provided further however, that the limitations in this paragraph shall not apply to Losses arising in respect of claims for breach of representations and warranties relating to Section 3.2 (relating to capitalization), Section 3.1 (relating to organization), Section 3.3 (relating to subsidiaries), Section 3.5 (relating to authority), Section 3.6(b) (relating to immigration matters), Section 3.24 (relating to employee benefits matters), Section 3.10 (relating to taxes), Section 3.26 (relating to brokers), Section 4.1 (relating to ownership of shares), Section 4.2 (relating to authority), Section 4.5 (relating to brokers).

(b)  Without limiting any other remedies available at law or in equity, Buyer shall have the right to set off against any payments due and owing from Buyer under the Employment Agreements and the Earn-Out. From and after the Closing, any indemnification to which Buyer is entitled under this Agreement as a result of any Losses incurred under Sections 9.2(a) shall be satisfied first by set off against payments owed under the Employment Agreements (whether or not then due) and second by set off against any payments owed with respect to the Earn-Out; provided, however, to the extent it is later finally determined by a court of competent jurisdiction or by the agreement of the parties that any amount that was so set off, or any portion thereof, was not due and owing to Buyer, Buyer shall pay such amounts to the Stockholder promptly after such final determination.

(c)  No limitation or condition of liability provided in this Article XI shall apply to any breach of any representation or warranty contained herein if such breach of representation or warranty was made willfully or with intent to deceive.

(d)  Buyer shall indemnify the Stockholder and shall hold each of them harmless from and against all Losses that are incurred or suffered by any of them in connection with or resulting from:

(i)  any breach of any representation or warranty made by Buyer in this Agreement or any Ancillary Agreement; or

(ii)  any breach of any covenant or agreement made by Buyer in this Agreement or any Ancillary Agreement;

provided however, that indemnification obligations of the Buyer for breaches of representations and warranties pursuant to Section 9.2(d)(i) shall not exceed the Cap Amount, provided further however, that the limitations in this paragraph shall not apply to Losses arising in respect of claims for breach of representations and warranties relating to Section 5.1 (relating to organization), Section 5.2 (relating to authorization) or Section 5.4 (relating to brokers).

(e)  A party entitled to indemnification hereunder shall herein be referred to as an “Indemnitee.” A party obligated to indemnify an Indemnitee hereunder shall herein be referred to as an “Indemnitor.” As soon as is reasonable after an Indemnitee either (i) receives notice of any claim or the commencement of any action by any third party which such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder or (ii) sustains any Loss not involving a third-party claim or action which such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder, such Indemnitee shall, if a claim in respect thereof is to be made against an Indemnitor under Article IX hereof, notify such Indemnitor in writing of such claim, action or Loss, as the case may be; provided, however, that failure to notify Indemnitor shall not relieve Indemnitor of its indemnity obligation, except to the extent Indemnitor is actually prejudiced in its defense of the action by such failure.

(f)  The Stockholder and Buyer agree that for purposes of (i) determining whether or not there has been a breach of a representation or warranty by either of the Companies, the Stockholder or Buyer and (ii) calculating the amount of Losses incurred arising out of or relating to any such breach, the references to Material Adverse Effect or other materiality qualifications (or correlative terms), including as expressed in accounting concepts such as GAAP, shall be disregarded.

(g)  No right of indemnification hereunder shall be limited by reason of any investigation or audit conducted before or after the Closing or the knowledge of any party of any breach of a representation, warranty, covenant or agreement by the other party at any time, or the decision of any party to complete the Closing. Notwithstanding anything to the contrary herein, Buyer shall have the right, irrespective of any knowledge or investigation of Buyer, to rely fully, and is relying fully, on the representations, warranties and covenants of each of the Companies and the Stockholder contained herein.

(h)  No limitation or condition of liability provided in this Article IX shall apply to the indemnification obligation of the Stockholder set forth in Section 8.2 hereof.

9.3.  Adjustment to Purchase Price. Any payments made by the Stockholder or any of them to Buyer under Section 9.2, and any indemnification payments made by the Stockholder or any of them to Buyer pursuant to this Article IX shall be, to the extent permitted by law, treated by all parties as a reduction in the Purchase Price received by the Stockholder hereunder.

ARTICLE X
MISCELLANEOUS

10.1.  Notices. All notices, requests, claims, demands or other communications that are required or may be given pursuant to the terms of this Agreement or any other Ancillary Agreement shall be in writing and shall be deemed to have been duly given: (a) when delivered, if delivered by hand; (b) one (1) business day after transmitted, if transmitted by a nationally-recognized overnight courier service; (c) when sent by facsimile transmission, if sent by facsimile transmission which is confirmed; or (d) three (3) business days after mailing, if mailed by registered or certified mail (return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.1):

(a)       if to Buyer:

Emtec Global Services, LLC
c/o Emtec, Inc.
5 Greentree Center, Suite 117
Marlton, New Jersey 08053
Fax: 815-346-7605
Attention: Stephen C. Donnelly

with a copy to:

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104-2808
Facsimile No.: (215) 994-2222
Attention: Carmen J. Romano, Esq.

(b)      if to either Company:

eBAS/Aveeva
44150 South Grimmer Boulevard
Fremont, CA 94538

Facsimile No.: (510)651-1551
Attention: Jessica Chopra

with a copy to:

Sheppard Mullin Richter and Hampton, LLP
Four Embarcadero Center, Seventeenth Floor
San Francisco, CA 94111
Facsimile No.: (415) 434-3947
Attention: William T. Manierre, Esq.

(c)  if to the Stockholder:

Ms. Jessica Chopra
1178 Germano Way
Pleasanton, CA 94566

Facsimile No.: (925) 369-0425

with a copy to:

Sheppard Mullin Richter and Hampton, LLP
Four Embarcadero Center, Seventeenth Floor
San Francisco, CA 94111
Facsimile No.: (415) 434-3947
Attention: William T. Manierre, Esq.

10.2.  Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.3.  Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

10.4.  Entire Agreement; Assignment. This Agreement, the exhibits hereto, the schedules hereto, the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned (other than by operation of law), except that Buyer may assign its respective rights and delegate its respective obligations hereunder to its respective Affiliates.

10.5.  Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6.  Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.7.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the non-exclusive jurisdiction and venue of any federal court located within State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein which is justiciable in such court, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

10.8.  Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.9.  Public Disclosure. After the Closing, Buyer, each of the Companies and/or the Stockholders may issue a joint press release in a form reasonably acceptable to Buyer.

10.10.  No Third Party Beneficiaries. This Agreement is intended and agreed to be solely for the benefit of the parties hereto and their permitted successors and assigns, and no other party shall be entitled to rely on this Agreement or accrue any benefit, claim, or right of any kind whatsoever pursuant to, under, by, or through this Agreement. No provision of this Agreement shall be deemed to be the adoption of, or an amendment to, any employee benefit plan, as that term is defined in Section 3(3) of ERISA, or otherwise to limit the right of the Companies or the Buyer to amend, modify or terminate any such employee benefit plan.

10.11.  Expenses. All expenses of the preparation, execution and consummation of this Agreement and of the transactions contemplated hereby, including, without limitation, attorneys’, accountants’ and outside advisers’ fees and disbursements, shall be borne by (a) Buyer, if incurred for Buyer’s account; (b) the Companies, if incurred for the account of either of the Companies or the Stockholder only to the extent included as a current liability in the calculation of Net Working Capital; or (c) the Stockholder, if incurred for the account of either of the Companies or the Stockholder and not included as a current liability in the calculation of Net Working Capital.

10.12.  Amendment and Waiver. No amendment, modification, or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits of such waived terms or provisions. No single waiver of any of the provisions of this Agreement shall be deemed to or shall constitute, absent an express statement otherwise, a continuous waiver of such provision or a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

10.13.  Matters Regarding Representation of the Stockholder and the Company.

(a)  Sheppard, Mullin, Richter & Hampton LLP (“SMRH”) has acted as counsel for the Stockholder and the Companies in connection with this Agreement (the “Acquisition Engagement”) and in that connection not as counsel for any other person, including without limitation, the Buyer.

(b)  Acquisition Engagement. Only the Stockholder and the Companies shall be considered clients of SMRH in the Acquisition Engagement. Buyer agrees that after the Closing, (i) the Stockholder shall have exclusive authority at all times to access any files or communications of SMRH relating to the Acquisition Engagement and (ii) Buyer shall not cause either of the Companies to access any such communications or files.

(c)  Post-Closing Representation of the Stockholder, Including Matters Relating to the Acquisition. If the Stockholder so desires, and without the need for any further consent or waiver by the Companies or the Buyer, SMRH shall be permitted to represent the Stockholder after the Closing in connection with the transactions contemplated by this Agreement or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, SMRH shall be permitted to represent the Stockholder, any of her agents and affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (“dispute” includes litigation, arbitration or other adversary proceeding) with the Buyer, the Companies or any of their agents or affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims for indemnification and disputes involving employment or noncompetition or other agreements entered into in connection with this Agreement.

(d)  Consent and Waiver of Conflicts of Interest. The Stockholder, the Companies and the Buyer consent to the foregoing arrangements and waive any actual or potential conflict of interest that may be involved in connection with any representation by SMRH permitted hereunder.

10.14.  Facsimiles. This Agreement, the Exhibits hereto and any other Ancillary Agreement entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or any party to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall claim that this Agreement, the Exhibits hereto and any other Ancillary Agreement entered into in connection with this Agreement is invalid, not binding or unenforceable based upon the use of a facsimile machine or deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine, and each such party forever waives any such claim or defense.

ARTICLE XI
CERTAIN DEFINITIONS

11.1.  “Accounting Principles” means the accounting principles set forth in Section 11.1 of the Disclosure Letter.

11.2.  “Affiliate” of any person means any person, directly or indirectly controlling, controlled by or under common control with such person, and includes any person that would be deemed to be an “affiliate” of such person, as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended. As used in this definition, “controlling” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, partnership or other ownership interests, by contract or otherwise). With respect to any natural person, “Affiliates” shall also include, without limitation, such person’s spouse and any trust the beneficiaries or grantor of which are limited solely to such person and/or his or her spouse.

11.3.  “Arbiter” means an independent registered public accounting firm (other than the “Big 4”) mutually acceptable to Buyer and Stockholder.

11.4.  “Benefit Plan” means each (i) “employee benefit plan,” as defined in Section 3(3) of ERISA, (ii) all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated) maintained, contributed to, or required to be contributed to, by either of the Companies or any ERISA Affiliate or under which either of the Companies or any ERISA Affiliate has any liability.

11.5.  “Bonus Recipients” means Swetak Shah and Chandrashekar Mudigoudar.

11.6.  “business day” means any day other than a day on which banks in the State of New York are required or authorized to be closed.

11.7.  “Closing Net Working Capital” shall mean the Net Working Capital as of the Closing Date as set forth on the Closing Balance Sheet.

11.8.  “Debt” means (a) all indebtedness of each of the Companies for borrowed money, (b) all obligations of each of the Companies for the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and consistent with past practice), (c) all obligations of each of the Companies evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by either of the Companies (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of either of the Companies as lessee or lessees under leases that have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (f) all obligations, contingent or otherwise, of either of the Companies under acceptance, letter of credit or similar facilities, (g) all Debt of the type referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by either of the Companies, or in effect guaranteed directly or indirectly by the Companies, (h) all Debt of the type referred to in clauses (a) through (f) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any lien on property (including, without limitation, accounts and contract rights) owned by either of the Companies, even though such person has not assumed or become liable for the payment of such Debt, and (i) all accrued but unpaid interest (or interest equivalent) to the date of determination, and all prepayment premiums or penalties, related to any items of Debt of the type referred to in clauses (a) through (h) above.

11.9.  “Disclosure Letter” means the disclosure letter being delivered by each of the Companies and the Stockholder to the Buyer on the date hereof.

11.10.  “ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is treated with either of the Companies as a single employer within the meaning of Section 414 of the Code.

11.11.  “Estimated Closing Date Balance Sheet” shall mean a combined pro-forma balance sheet of each of the Companies as prepared in accordance with the preparation of the Financial Statements reflecting the Stockholder’s good faith estimate of the Companies’ financial position at Closing, to be prepared in advance of the Closing pursuant to the provisions of Section 1.2(b) of this Agreement.

11.12.  “Estimated Debt” shall mean the Debt as of the Closing Date as set forth on the Estimated Closing Date Balance Sheet.

11.13.  “Estimated Net Working Capital” shall mean the Net Working Capital as of the Closing Date as set forth on the Estimated Closing Date Balance Sheet.

11.14.  “Final Determination” means a “determination,” as that term is defined in Section 1313(a) of the Code, and any determination of any state, local or foreign governmental authority under any comparable provision of law.

11.15.  “GAAP” means United States generally accepted accounting principles.

11.16.  “Governmental Entity” means any entity exercising executive, legislative, judicial, regulatory or administrative function of or pertaining to government of any nation, state or other political subdivision thereof.

11.17.  “Interim Period” shall mean the portion of any Straddle Period that ends on the Closing Date.

11.18.  “Key Staff” means Taresh Anand, Sateesh Jamakhandi, Amarinder Virk and Sudeep Virk.

11.19.  “knowledge”, “to the knowledge” or “known” and words of similar import shall mean the actual or constructive knowledge, after due inquiry, of a natural person or, with respect to a Person that is a corporation, the actual or constructive knowledge, after due inquiry, of the officers and directors of such Person.

11.20.  “Losses” shall mean any and all losses, liabilities, damages (including without limitation, punitive, consequential, and special damages, and lost profits or diminution in value), penalties (including, without limitation, governmental penalties,) obligations, awards, fines, deficiencies, interest, claims (including third party claims (including, without limitation, whether or not meritorious)), costs and expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description) resulting from, arising out of or incident to any matter for which indemnification is provided under this Agreement.

11.21.  “Material Adverse Effect” shall mean individually or together with other adverse effects, any material adverse effect on (i) the assets, liabilities, operations (including relationships with vendors, suppliers, customers and employees), business, results of operations or financial condition or prospects of either of the Companies, (ii) the ability of either of the Companies to consummate the transactions contemplated hereby, or (iii) the ability of either of the Companies to continue to operate their business after the Closing in substantially the same manner as such business is conducted prior to the Closing.

11.22.  “Net Working Capital” shall mean an aggregate amount for the Companies equal to (i) all “current assets” including, but not limited to, cash, cash equivalents, other liquid investments, owner receivables, deposits, accounts receivable, employee receivables, rebates receivable, inventory and prepaid expenses less (ii) all “current liabilities” including, but not limited to, accounts payable, employee payables, Transaction Expenses that are unpaid as of the Closing and not recorded on the Certificate of Closing Amounts attached hereto as Exhibit G, accrued expenses, rebates payable, accrued and withheld payroll taxes, sales tax payable and state and federal excise tax payable (excluding the current portion of long-term liabilities owed to either of the Companies’ lender, federal tax payable and state tax payable), in each case as such items are determined using the same accounting methods and principles employed by the Companies in preparing their respective Balance Sheets; provided that in determining Net Working Capital, deferred tax assets and liabilities shall be disregarded.

11.23.  “Person” or “person” means an individual, corporation, partnership, association, limited liability company, trust, unincorporated organization, other entity or group (as “group” is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

11.24.  “Pre-Closing Tax Period” shall mean any Tax period ending on or before the Closing Date.

11.25.  “Pre-Closing Taxes” means all liabilities for Taxes of the Companies for Pre-Closing Tax Periods and any Interim Period determined without regard to any carryback of a loss or credit arising after the Closing Date. For purposes of calculating the liability of the Companies for Taxes of any Interim Period, the portion of any Tax for a Straddle Period that is allocable to the Interim Period shall be deemed to equal: (i) in the case of Taxes based upon or related to income, gain or receipts, the amount that would be payable if the Straddle Period had ended on the Closing Date and the books of the Companies were closed as of the close of such date; provided, however, that depreciation, amortization and cost recovery deductions will be taken into account in accordance with the principles of clause (iii) below; (ii) in the case of Taxes imposed on specific transactions or events, Taxes imposed on specific transactions or events occurring on or before the Closing Date; and (iii) in the case of Taxes imposed on a periodic basis, or in the case of any other Taxes not covered by clauses (i) or (ii) above, the amount of such Taxes for the entire Straddle Period multiplied by a fraction (a) the numerator of which is the number of calendar days in the period ending on the Closing Date and (b) the denominator of which is the number of calendar days in the entire Straddle Period; provided, further, that Pre-Closing Taxes shall include 100% of all Taxes payable by the Companies pursuant to Section 1374 of the Code (or any similar provision of state, local or foreign law).

11.26.  “Related Party” means, with respect to each of the Companies or any subsidiary, the Stockholder, any member of the family of the Stockholder or any entity (other than one of the Companies or a Subsidiary of either Company) in which any of the foregoing has a material interest.

11.27.  “Retained Liabilities” means (a) any and all liabilities arising from failure to comply prior to Closing with all Immigration Laws; (b) any and all liabilities arising from the failure of either of the Companies or any of their Subsidiaries to timely file any Form 5500 (and the related schedules) that was due prior to the Closing Date with respect to any Benefit Plan; (c) any and all liabilities or obligations of the Companies or any of their Subsidiaries to the extent arising from events or circumstances, or related to acts or omissions, which occurred prior to the Closing and that would normally be covered by a customary employer practices liability insurance policy that were not so covered; or (d) any and all amounts owed to TCP, LLC or any other broker in connection with the transactions contemplated by this Agreement, including without limitation, any compensation earned pursuant to Exhibit A hereto.

11.28.  “Subsidiary” shall mean with respect to each of the Companies, any person or other business entity of which the applicable Company owns, directly or indirectly, more than 50% (i) of the capital stock or other equity interests or (ii) of the voting stock or other ownership interests having ordinary voting power for the election of directors (or the equivalent).

11.29.  “Target Net Working Capital” means $4,563,500.

11.30.  “Transaction Expenses” means all costs and expenses incurred or accrued at or prior to Closing by each of the Companies and the Stockholder in connection with the consummation of the transactions contemplated hereby, including, but not limited to, any such costs and expenses incurred by any party in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including, without limitation, the fees and expenses of legal counsel, accountants, investment bankers, brokers or other representative and consultants), and any change of control, success fee, retention, stay-put or other bonus payments due to employees, officers, management committee members or consultants of either of the Companies as a result of or in connection with the consummation of the transactions contemplated hereby.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

EMTEC GLOBAL SERVICES, LLC

By:	/s/ Dinesh R. Desai
Name: Dinesh R. Desai
Title: Manager

AVEEVA, INC.

By:	/s/ Jessica Chopra
Name: Jessica Chopra
Title:

eBUSINESS APPLICATION SOLUTIONS, INC.

By:	/s/ Jessica Chopra
Name: Jessica Chopra
Title:

STOCKHOLDER

/s/ Jessica Chopra
Jessica Chopra

Signature page to the Purchase Agreement